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CALCULATION OF REGISTRATION FEE

Title of Each Class to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee

6.750% Senior Notes due 2021	$300,000,000	$40,920 (1)

Guarantees of Senior Notes		— (2)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on June 18, 2013 (File No. 333-189426) was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

(2)
No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) of the Securities Act, no registration fee is required with respect to such guarantees.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-189426
333-189426-01
333-189426-02

Prospectus supplement
(To Prospectus dated June 18, 2013)

$300,000,000

NuStar Logistics, L.P.

6.750% Senior notes due 2021
Fully and unconditionally guaranteed by
NuStar Energy L.P. and NuStar Pipeline Operating Partnership L.P.

We are offering $300,000,000 aggregate principal amount of our 6.750% senior notes due 2021. We will pay interest on the notes on February 1 and August 1 of each year, beginning February 1, 2014. Interest on the notes will accrue from August 19, 2013. The notes will mature on February 1, 2021.

We may redeem all or a part of the notes at any time before their maturity date at a price equal to the greater of 100% of the principal amount of the notes being redeemed and a make-whole price calculated as described herein, in each case plus accrued and unpaid interest. If we undergo certain change of control transactions, we may be required to offer to purchase the notes from holders.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured senior indebtedness and senior to our existing and future subordinated indebtedness. The notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by our parent, NuStar Energy L.P., or NuStar Energy, and one of our affiliates, NuStar Pipeline Operating Partnership L.P., or NuPOP, jointly and severally. NuPOP will be released from its guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including us, under any bank credit facility or public debt instrument. The guarantee by our parent will rank equally in right of payment to all of NuStar Energy's existing and future unsecured and unsubordinated indebtedness and senior to its existing and future subordinated indebtedness. The guarantee by NuPOP will rank equally in right of payment to all of NuPOP's existing and future unsecured and unsubordinated indebtedness and senior to its existing and future subordinated indebtedness.

Investing in the notes involves risks. Please read "Risk factors" beginning on page S-20 of this prospectus supplement and on page 4 of the accompanying base prospectus for information regarding risks you should consider before investing in the notes.

	Initial public offering price(1)	Underwriting discount	Proceeds, before expenses, to NuStar Logistics, L.P.

Per note	100.000%	1.125%	98.875%
Total	$300,000,000	$3,375,000	$296,625,000

(1)   Plus accrued interest, if any, from the date of original issuance.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about August 19, 2013.

Joint Book-Running Managers

J.P. Morgan
Mizuho Securities
SunTrust Robinson Humphrey

Senior Co-Managers

Barclays	Deutsche Bank Securities	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Morgan Stanley	US Bancorp

Co-Managers

BB&T Capital Markets	BBVA Securities		BNP PARIBAS
Comerica Securities	Credit Suisse	RBS	SMBC Nikko

The date of this prospectus supplement is August 14, 2013.

Canada
Mexico
WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MS
MI
IN
KY
TN
AL
OH
GA
FL
SC
NC
VA
WV
PA
NY
ME
NH
MA
CT
NJ
DE
MD
Denver
Colorado Springs
Albuquerque
El Paso
Amarillo
Corpus Christi
Houston
Texas City (2)
Brownsville
Los Angeles
Stockton
Benicia
Savannah
Jacksonville
Wilmington (2)
LEGEND
Headquarters/International Office
NuStar Energy L.P. Refined Product Terminals
Crude Oil Storage Facilities
Crude Oil Storage Tanks
Asphalt Refinery/Terminal (50% Interest)
Origin/Termination Points
Central West Crude Oil Pipelines System
Central West Refined Products Pipelines System
Single-Use Refined Product Pipelines
North Refined Products Pipelines System
East Refined Products Pipelines System
Ammonia Pipelines System
Norway
Scotland
Ireland
England
Denmark
Germany
Belgium
France
Ukraine
Russia
Romania
Bulgaria
Georgia
Turkey
Syria
Iraq
Iran
Caribbean
Netherlands
St. Eustatius

This map depicts our operations as of July 31, 2013.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read "Where you can find more information" and "Incorporation by reference" on pages S-60 and S-61, respectively, of this prospectus supplement and "Where You Can Find More Information" and "Incorporation by Reference" in the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date. This prospectus supplement, the accompanying base prospectus and any free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

S-i

S-ii

 Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that you should consider before investing in the notes. This prospectus supplement and the accompanying base prospectus include specific terms of the offering of the notes, information about our business and our financial data. We urge you to read carefully the entire prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference, and our financial statements and the notes to those statements, before making an investment decision. You should also read the "Risk factors" on page S-20 of this prospectus supplement and on page 4 of the accompanying base prospectus for more information about important risks you should consider before making a decision to purchase notes in this offering. Additionally, you should read the "Risk Factors" and our discussions of other risks and uncertainties in our periodic filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), particularly in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated herein by reference.

NuStar Energy L.P. ("NuStar Energy") conducts substantially all of its business through its operating subsidiaries NuStar Logistics, L.P. ("NuStar Logistics") and NuStar Pipeline Operating Partnership L.P. ("NuPOP") and their respective subsidiaries. Accordingly, in the summary section of this prospectus supplement that describes the business of NuStar Energy and its subsidiaries, unless the context otherwise indicates, references to "NuStar," "us," "we," "our," and like terms refer to NuStar Energy, together with its subsidiaries, including NuStar Logistics and NuPOP. NuStar Logistics is the borrower on substantially all of the consolidated company's credit facilities and is the issuer of an aggregate of approximately $1.05 billion of senior notes and $402.5 million of subordinated notes, all of which are fully and unconditionally guaranteed by each of NuStar Energy and NuPOP. All financial results presented in this prospectus supplement are those of NuStar Energy and its subsidiaries, including NuStar Logistics and NuPOP, on a consolidated basis.

The notes are solely obligations of NuStar Logistics and, to the extent described in this prospectus supplement, are guaranteed by each of NuStar Energy and NuPOP. Accordingly, in the other sections of this prospectus supplement, including "The offering" and "Description of the notes," unless the context otherwise indicates, references to "NuStar Logistics," the "Partnership," "us," "we," "our," and like terms refer to NuStar Logistics and do not include any of its subsidiaries or its affiliates. Likewise, in such sections, unless the context otherwise indicates, "NuStar Energy" refers to NuStar Energy and not its subsidiaries and "NuPOP" refers to NuPOP and not its subsidiaries or affiliates.

NuStar Logistics, L.P.

NuStar Logistics is a wholly owned subsidiary of NuStar Energy (NYSE: NS), a publicly traded master limited partnership. The notes issued by NuStar Logistics will be guaranteed by each of NuStar Energy, as parent guarantor, and NuPOP, NuStar Energy's other operating subsidiary, as affiliate guarantor. NuPOP will be released from its guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including NuStar Logistics, under any bank credit facility or public debt instrument. NuStar Energy and its subsidiaries are engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia and fuels marketing. Our sources of revenue include:

•
tariffs for transporting crude oil, refined products and anhydrous ammonia through our pipelines;

•
fees for the use of our terminals and storage tanks and related ancillary services; and

•
sales of crude oil and refined petroleum products.

We have three reportable segments: storage; pipeline; and fuels marketing.

As of June 30, 2013, our assets included:

•
terminal and storage facilities providing approximately 85.0 million barrels of storage capacity;

•
approximately 5,484 miles of common carrier refined product pipelines with 21 associated terminals providing storage capacity of 4.9 million barrels and two tank farms providing storage capacity of 1.4 million barrels;

•
2,000 miles of anhydrous ammonia pipelines;

•
1,137 miles of crude oil pipelines with associated storage capacity of 3.2 million barrels; and

•
a 50% interest in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day and combined storage capacity of 5.3 million barrels.

Storage segment

Our storage segment includes terminals and storage facilities that provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids, including crude oil and other feedstocks. As of June 30, 2013, we owned and operated:

•
48 terminal and storage facilities in the United States, with a total storage capacity of approximately 51.7 million barrels;

•
a terminal on the island of St. Eustatius with a tank capacity of 14.4 million barrels and a transshipment facility;

•
a terminal located in Point Tupper with a tank capacity of 7.7 million barrels and a transshipment facility;

•
six terminals located in the United Kingdom and one terminal located in Amsterdam, the Netherlands, having a total storage capacity of approximately 9.5 million barrels;

•
a 75% interest in two terminals in Turkey with a total storage capacity of 1.4 million barrels; and

•
a terminal located in Nuevo Laredo, Mexico.

Revenues for the storage segment include fees for tank storage agreements, in which a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, in which a customer pays a fee per barrel for volumes moving through our terminals (throughput revenues). Our terminals also provide blending, additive injections, handling and filtering services. We charge a fee for each barrel of crude oil and certain other feedstocks that we deliver to Valero Energy Corporation's Benicia, Corpus Christi West and Texas City refineries from our crude oil storage tanks. Our facilities at Point Tupper and St. Eustatius charge fees to provide services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services.

Pipeline segment

Our pipeline operations consist of the transportation of refined petroleum products, crude oil and anhydrous ammonia. As of June 30, 2013, we owned and operated:

•
refined product pipelines in Texas, Oklahoma, Colorado and New Mexico with an aggregate length of 3,134 miles originating at Valero Energy Corporation's McKee, Three Rivers and Corpus Christi refineries and terminating at certain of our terminals, or connecting to third-party pipelines or terminals for further distribution, including a 25-mile hydrogen pipeline;

•
a 1,910-mile refined product pipeline originating in southern Kansas and terminating at Jamestown, North Dakota, with a western extension to North Platte, Nebraska and an eastern extension into Iowa (the "East Pipeline");

•
a 440-mile refined product pipeline originating at Tesoro Corporation's Mandan, North Dakota refinery and terminating in Minneapolis, Minnesota (the "North Pipeline");

•
crude oil pipelines in Texas, Oklahoma, Kansas, Colorado and Illinois with an aggregate length of 1,137 miles and crude oil storage facilities providing 3.2 million barrels of storage capacity in Texas, Oklahoma and Colorado that are located along the crude oil pipelines; and

•
a 2,000-mile anhydrous ammonia pipeline originating at the Louisiana delta area that travels north through the midwestern United States, forking east and west to terminate in Nebraska and Indiana (the "Ammonia Pipeline").

The East and North Pipelines also include 21 terminals providing storage capacity of 4.9 million barrels, and the East Pipeline includes two tank farms providing storage capacity of 1.4 million barrels. We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.

Fuels marketing segment

Our fuels marketing operations consist primarily of purchasing crude oil and refined products for resale, and provide us the opportunity to generate additional gross margin while complementing the activities of our storage and pipeline segments. These operations generally require us to transport and store the crude oil and refined products and, in some locations, we utilize our own terminals and pipelines. Rates charged by our storage segment and tariffs charged by our pipeline segment to our fuels marketing segment are consistent with rates charged to third parties. Fuels marketing customers include major integrated refiners and trading companies.

The results of operations for the fuels marketing segment depend largely on the margin between our cost and the sales prices of the products we market. Therefore, the results of operations for this segment are more sensitive to changes in commodity prices compared to the operations of the storage and pipeline segments. We enter into derivative contracts to attempt to mitigate the effects of commodity price fluctuations.

Our fuels marketing segment consists of the operations that remain after the deconsolidation of our asphalt operations in the third quarter of 2012 and sale of our fuels refinery in San Antonio, Texas, in January 2013. See "Recent developments" below.

Business strategies

Our business strategy is to increase per unit cash distributions to our partners through:

•
continuous improvement of our operations by improving safety and environmental stewardship, cost controls and asset reliability and integrity;

•
internal growth through enhancing the utilization of our existing assets by expanding our business with current and new customers, as well as investments in strategic expansion projects;

•
external growth from acquisitions that meet our financial and strategic criteria;

•
identification of non-core assets that do not meet our financial and strategic criteria and evaluation of potential dispositions;

•
complementary operations, such as our fuels marketing operations, which provide us the opportunity to optimize the use and profitability of our assets; and

•
focusing on stable cash flow businesses to reduce cash flow volatility, support stronger credit ratings and increase financial flexibility.

Competitive strengths

We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•
our ability to grow and expand our customer base through internal growth capital expenditures and acquisitions;

•
the strategic location of our assets in areas with high demand for our services and products;

•
the geographic diversity of our assets, which encompass important aspects of crude oil and refined product storage and transportation;

•
the extensive industry experience of our senior management team and our board of directors; and

•
our established reputation in the petroleum industry as a reliable and cost-effective operator, and the expected benefits we and our customers will receive from our scale and operational expertise.

Recent developments

Second quarter 2013 results

We announced second quarter distributable cash flow from continuing operations available to limited partners of $55.1 million, or $0.71 per unit, compared to second quarter 2012 distributable cash flow from continuing operations of $31.5 million, or $0.45 per unit. Second quarter earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations was $112.8 million compared to second quarter 2012 EBITDA of negative $161.4 million. See "Non-GAAP financial measures" beginning on page S-17.

We reported second quarter net income applicable to limited partners of $21.6 million, or $0.28 per unit, compared to a net loss applicable to limited partners of $251.6 million, or $3.56 per unit, reported in the second quarter of 2012.

For the six months ended June 30, 2013, we reported net income applicable to limited partners of $34.9 million, or $0.45 per unit, compared to a net loss applicable to limited partners of $235.6 million, or $3.33 per unit, for the six months ended June 30, 2012.

The second quarter 2012 results included $271.8 million, or $3.77 per unit, of non-cash expenses related to asset impairments. These asset impairment charges related primarily to a write-down of plant, property and equipment, goodwill and other intangible assets associated with the asphalt operations, in anticipation of the September 2012 sale of 50% of these operations to an affiliate of Lindsay Goldberg LLC. Excluding these items and other adjustments, second quarter 2012 adjusted net income applicable to limited partners would have been $4.4 million, or $0.06 per unit.

Pipeline segment

The completion of several internal growth projects in the Eagle Ford Shale region during the last half of 2012 and the December 2012 crude oil asset acquisition (the "TexStar Asset Acquisition") from TexStar Midstream Services, LP and certain of its affiliates (collectively, "TexStar") contributed to increased throughputs as well as improved earnings for the second quarter and the first six months of 2013, as compared to the same periods last year.

Storage segment

Internal growth projects completed at our St. James and St. Eustatius terminal facilities in 2012 and during the first quarter of 2013 benefited the second quarter 2013 storage segment results. However, these internal growth project benefits were more than offset by reduced demand for storage at several of our terminal facilities.

Fuels marketing segment

The fuels marketing segment generated a small profit during the second quarter despite the continued weak demand for bunkers and increased competition in the Caribbean.

Eagle Ford open season

We recently announced the launch of an open season to assess shipper interest in committed space to transport Eagle Ford Shale crude oil from several terminal locations on our South Texas crude oil pipeline system to our Corpus Christi North Beach facility. The proposed project would include pipeline capacity upgrades to segments of the system, which would be constructed in two phases, for a total aggregate incremental capacity of 100,000 barrels per day, of which 90,000 barrels per day will be available to committed shippers. The first phase of approximately 35,000 barrels per day is expected to be available for service to committed shippers in the third quarter of 2014, while the second phase of approximately 65,000 barrels per day is expected to be available during the first quarter of 2015.

Internal growth project update

We continue to work on a pipeline project for ConocoPhillips and to lay crude oil gathering lines that will supply additional crude oil volumes to our Eagle Ford crude oil pipeline system. In addition, we are continuing the construction of a second rail-car offloading facility at our St. James terminal. These projects are expected to be completed and contributing to our pipeline and storage segment results by the end of 2013.

Outlook

Storage segment

We expect storage segment earnings for the third quarter of 2013 to be less than the second quarter of 2013 and less than the third quarter of 2012. Continued backwardation of the forward pricing curve has resulted in reduced demand for storage at certain of our terminal locations. The reduced demand is putting downward pressure on storage rates in certain markets as some of our storage contracts come up for renewal, thus negatively affecting our earnings.

Expansion projects completed in 2012 and in the first quarter of 2013 at our St. James, Louisiana terminal and our St. Eustatius terminal in the Caribbean, as well as the expected completion of a second rail-car offloading facility at our St. James, Louisiana terminal in the fourth quarter, should offset the impacts of reduced demand at some of our terminals. We expect the full-year 2013 earnings to be comparable to 2012.

Pipeline segment

We expect earnings for the pipeline segment to continue to improve throughout the year. Results for the third and fourth quarter and full year of 2013 should exceed the comparable periods of 2012, mainly due to higher throughputs resulting from our Eagle Ford Shale region projects completed in 2012 and from the December 2012 TexStar Asset Acquisition.

During the third and fourth quarter of 2013, we expect to complete additional projects in the Eagle Ford Shale region that should continue to increase throughputs and improve our earnings. These increased throughputs, coupled with the July 1, 2013 tariff increase on pipelines regulated by the Federal Energy Regulatory Commission ("FERC"), should contribute to higher earnings.

Fuels marketing segment

Although we continue to experience challenges in our fuels marketing segment, we expect improved performance in the second half of 2013 as compared to the first half of 2013. In addition, we expect full year 2013 results for the fuels marketing segment to be higher than the results for 2012, primarily due to higher anticipated earnings from heavy fuel oil and bunker fuel marketing and the sale of a 50% ownership interest in NuStar Asphalt LLC ("Asphalt JV"), previously a wholly owned subsidiary. Asphalt JV owns and operates the asphalt refining assets that were previously owned by us, including the asphalt refinery located in Paulsboro, New Jersey and the asphalt terminal located in Savannah, Georgia (collectively, the "Asphalt Operations"). However, due to the many factors affecting margins of these businesses, actual results may be higher or lower than currently anticipated.

Capital expenditures

For the full year 2013, we expect capital expenditures to total approximately $385 million to $445 million, including $35 million to $45 million for reliability capital projects and $350 million to $400 million for strategic capital projects, not including acquisitions.

Overall, our outlook may change depending on, among other things, crude oil prices, changes to refinery maintenance schedules and other factors that affect overall demand for the products we store, transport and sell, as well as changes in commodity prices for the products we market.

Strategic redirection

In connection with our strategic redirection designed to minimize our exposure to margin-based operations, we sold a 50% interest in Asphalt JV and a fuels refinery in San Antonio, Texas, in September 2012 and January 2013, respectively. We are focused on growing the fee-based side of our business, including through internal growth projects in the Eagle Ford Shale region, continued development of our strategically located storage terminals, and acquisitions of crude oil pipelines, gathering lines, terminals and storage facilities in the Eagle Ford Shale region.

Subordinated notes

7.625% Fixed-to-Floating Rate Subordinated Notes.    On January 22, 2013, we issued $402.5 million of 7.625% fixed-to-floating rate subordinated notes due January 15, 2043 (the "Subordinated Notes"), including $52.5 million principal amount of the Subordinated Notes issued upon full exercise of the underwriters' option to purchase additional notes. The net proceeds of approximately $391.1 million were used for general partnership purposes, including repayment of outstanding borrowings under our $1.5 billion, five-year revolving credit agreement (the "2012 Revolving Credit Agreement"). The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP.

Credit ratings

In January 2013, Moody's Investor Service ("Moody's") lowered our credit rating to Ba1 from Baa3. This downgrade increased the interest rates on NuStar Terminals Limited's £21.0 million amended and restated term loan agreement (the "UK Term Loan") and our $350.0 million of 7.65% senior notes due 2018 by 0.375% and 0.25%, respectively, effective January 2013. In addition, effective January 2013, the interest rates on the 2012 Revolving Credit Agreement increased by 0.375% as a result of the Moody's downgrade and a credit rating downgrade by Standard & Poor's Rating Services ("S&P") in July 2012. These downgrades may also require us to provide additional credit support for certain contracts, although as of August 9, 2013 we have not been required to provide any additional credit support. As of June 30, 2013, the weighted average interest rate under the 2012 Revolving Credit Agreement was 2.3%, which reflects current interest rate adjustments, including the credit rating downgrades by Moody's and S&P.

Repayment of NuStar Logistics' 6.05% senior notes and NuPOP's 5.875% senior notes

In March 2013, we repaid the $229.9 million outstanding principal amount of our 6.05% senior notes due March 15, 2013 and on June 3, 2013, we repaid the $250.0 million outstanding principal amount of NuPOP's 5.875% senior notes, each with borrowings under the 2012 Revolving Credit Agreement. We intend to use a majority of the net proceeds from this offering to repay the borrowings under the 2012 Revolving Credit Agreement. See "Use of proceeds."

Partnership structure and management

Management of NuStar Energy L.P.

NuStar Energy's operations are conducted through its wholly owned subsidiaries, NuStar Logistics and NuPOP. The general partner of Riverwalk Logistics, L.P., which is NuStar Energy's general partner, and its executive officers manage the operations and activities of NuStar Energy and its subsidiaries.

Principal executive offices and internet address

Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000. Our website is located at http://www.nustarenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

 Ownership chart

The following chart depicts our ownership structure as of July 31, 2013.

 The offering

Issuer	NuStar Logistics, L.P.
Securities offered	$300,000,000 aggregate principal amount of 6.750% Senior Notes due 2021.
Guarantees
NuStar Energy and NuPOP will fully and unconditionally guarantee the notes, jointly and severally. NuPOP will be released from its guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including NuStar Logistics, under any bank credit facility or public debt instrument.
Interest payment dates	February 1 and August 1 of each year, beginning February 1, 2014.
Maturity date	February 1, 2021.
Use of proceeds
We intend to use the net proceeds from this offering (after deducting the underwriters' discount and estimated offering expenses) of approximately $296.3 million for general partnership purposes, including the repayment of a portion of the outstanding principal balance under the 2012 Revolving Credit Agreement. We have used borrowings under the 2012 Revolving Credit Agreement for general partnership purposes, including capital expenditures, working capital requirements and the repayment of the $250 million outstanding principal amount of NuPOP's 5.875% senior notes on June 3, 2013 and the $229.9 million outstanding principal amount of NuStar Logistics' 6.05% senior notes on March 15, 2013.

Certain of the underwriters or their affiliates are lenders under the 2012 Revolving Credit Agreement and, in that respect, will receive a portion of the proceeds from the repayment of borrowings outstanding under the 2012 Revolving Credit Agreement. Please read "Underwriting."
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured senior indebtedness, including indebtedness under the 2012 Revolving Credit Agreement, and senior to our current and future subordinated indebtedness. As of June 30, 2013, giving effect to the application of the proceeds of this offering, NuStar Logistics' aggregate indebtedness for borrowed money was approximately $2.5 billion, of which approximately $2.5 billion was unsecured senior indebtedness.

The guarantee of our parent, NuStar Energy, will rank equally in right of payment with all of its other existing and future unsecured senior indebtedness, be structurally subordinated to all indebtedness and obligations of NuStar Energy's subsidiaries that do not guarantee the notes, and rank senior to its guarantee of our subordinated indebtedness. As of June 30, 2013, giving effect to the application of the proceeds of this offering, NuStar Energy's aggregate indebtedness for borrowed money was approximately $2.5 billion.

The guarantee of NuStar Logistics' affiliate, NuPOP, will rank equally in right of payment to all of its existing and future unsecured and unsubordinated indebtedness, be structurally subordinated to all indebtedness and obligations of NuPOP's subsidiaries that do not guarantee the notes, and rank senior to its guarantee of our subordinated indebtedness. As of June 30, 2013, NuPOP had no indebtedness for borrowed money.

NuPOP will be released from its guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including NuStar Logistics, under any bank credit facility or public debt instrument.

The indenture does not limit the amount of unsecured debt that we or either of the guarantors may incur. The indenture contains restrictions on the ability of NuStar Logistics and its subsidiaries to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.
Subsidiary guarantees	We will cause any of our future subsidiaries that guarantees or becomes a co-obligor in respect of any of our funded debt to equally and ratably guarantee the notes.
Covenants and events of default	We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture will contain limitations on, among other things, our ability to:
• permit to exist certain liens on our assets to secure indebtedness;
• engage in certain sale and leaseback transactions; and
• engage in certain consolidations, mergers or asset sales.
The indenture will provide for certain events of default, including default on certain other indebtedness.
Please read "Description of NuStar Logistics' Debt Securities" in the accompanying prospectus.
Optional redemption	We may redeem some or all of the notes at any time at the applicable redemption price set forth under the heading "Description of the notes—Optional redemption."

Change of control	If a change of control, followed by a ratings decline within 60 days of a change of control, occurs, each holder of new notes may require us to repurchase all or a portion of its new notes at a price equal to 101% of the principal amount of the new notes, plus any accrued and unpaid interest to the date of repurchase. Ratings decline is defined as a decrease in the rating of the notes by both S&P and Moody's by one or more gradations of the notes.
Risk factors
Please read "Risk factors" beginning on page S-20 of this prospectus supplement, on page 4 of the accompanying base prospectus, on page 21 of NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2012, on page 51 of NuStar Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as well as the other risks identified in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in the notes.
Additional notes	We may from time to time, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes.
Governing law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the state of New York.

 Ratio of earnings to fixed charges

The following table sets forth NuStar Energy's ratio of earnings to fixed charges for the periods indicated.

	For the year ended December 31,					Six months ended June 30, 2013
	2008	2009	2010	2011	2012

Ratio of earnings to fixed charges	3.2x	3.3x	3.4x	3.0x	*	2.1x

*      For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $146.6 million. The deficiency included the effect of $271.8 million of impairment losses primarily resulting from the write-down of the carrying value of our long-lived assets related to our asphalt operations, including fixed assets, goodwill, intangible assets and other long-term assets.

For purposes of calculating the ratio of earnings to fixed charges:

•
"fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

•
"earnings" represent the aggregate of pretax income from continuing operations (before adjustment for non-controlling interest and income from equity investees), fixed charges and distributions from equity investees, less capitalized interest.

 NuStar Energy summary consolidated historical financial and operating data

The following tables set forth, for the periods and at the dates indicated, NuStar's summary consolidated historical financial and operating data. This data was derived from our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 and from our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The financial data set forth below should be read in conjunction with those consolidated financial statements and the notes thereto and the related "Management's Discussion and Analysis," which are incorporated by reference into this prospectus supplement and the accompanying base prospectus and have been filed with the SEC.

				For the six months ended June 30,
	For the year ended December 31,
(Dollars in thousands, except per unit amounts)
	2010	2011	2012	2012	2013

				(Unaudited)
Statement of Income (Loss) Data:
Revenues:
Service revenues	$794,134	$834,809	$880,097	$421,376	$460,916
Product sales	3,608,927	5,437,006	5,075,579	2,955,777	1,442,990

Total revenues	4,403,061	6,271,815	5,955,676	3,377,153	1,903,906
Costs and expenses:
Costs of product sales	3,350,429	5,175,710	4,930,174	2,882,589	1,401,020
Operating expenses	486,032	524,654	542,764	259,611	232,646
General and administrative expenses	110,241	103,050	104,756	50,301	47,147
Depreciation and amortization expense	153,802	166,589	165,021	87,501	89,588
Asset impairment loss	—	—	249,646	249,646	—
Goodwill impairment loss	—	—	22,132	22,132	—
Gain on legal settlement	—	—	(28,738)	(28,738)	—

Total costs and expenses	4,100,504	5,970,003	5,985,755	3,523,042	1,770,401

Operating income (loss)	302,557	301,812	(30,079)	(145,889)	133,505
Equity in earnings (loss) of joint ventures	10,500	11,458	(9,378)	4,767	(21,271)
Interest expense, net	(78,280)	(81,727)	(90,889)	(44,224)	(62,523)
Interest income from related party	—	—	1,219	—	2,732
Other income (expense), net	15,934	(3,343)	(26,511)	(1,449)	2,571

Income (loss) from continuing operations before income tax expense	250,711	228,200	(155,638)	(186,795)	55,014
Income tax expense	11,741	16,713	22,494	19,719	6,710

Income (loss) from continuing operations	238,970	211,487	(178,132)	(206,514)	48,304

Income (loss) from discontinued operations, net of tax	—	10,114	(49,105)	(14,042)	9,069

Net income (loss)	$238,970	$221,601	$(227,237)	$(220,556)	$57,373

Net income (loss) per unit applicable to limited partners	$3.19	$2.78	$(3.61)	$(3.33)	$0.45

Weighted average limited partner units outstanding	62,946,987	65,018,301	72,957,417	70,756,078	77,886,078

Comprehensive income (loss)	$277,660	$144,688	$(257,597)	$(264,773)	$51,252
Less comprehensive (loss) income attributable to noncontrolling interest	—	(2,866)	477	714	(1,477)

Comprehensive income (loss) attributable to NuStar Energy L.P.	$277,660	$147,554	$(258,074)	$(265,487)	$52,729

				For the six months ended June 30,
	For the year ended December 31,
(Dollars in thousands, except per unit amounts)
	2010	2011	2012	2012	2013

				(Unaudited)
Balance Sheet Data:
Total assets	$5,386,393	$5,881,190	$5,613,089	$5,717,598	$5,413,398
Total debt	2,137,080	2,293,030	2,411,004	2,624,868	2,500,948
Total partners' equity	2,702,700	2,864,335	2,584,995	2,421,117	2,440,266
Other financial data:
Net cash provided by operating activities	$362,500	$94,468	$299,203	$32,118	$231,555
Net cash used in investing activities	(300,215)	(443,254)	(345,800)	(182,419)	(144,577)
Net cash provided by (used in) financing activities	56,266	186,721	110,669	165,090	(124,546)
Selected operating income (loss) by segment:
Storage	$178,947	$193,395	$194,567	$110,274	$92,915
Pipeline	148,571	146,403	158,590	68,776	91,108
Fuels marketing	90,861	71,854	(296,785)	(296,266)	1,839
Consolidation and intersegment eliminations	276	(52)	303	38	(113)

Total segment operating income	418,655	411,600	56,675	(117,178)	185,749
Less general and administrative expenses	(110,241)	(103,050)	(104,756)	50,301	47,147
Less other depreciation and amortization expense	(5,857)	(6,738)	(7,441)	3,853	5,097
Other asset impairment loss	—	—	(3,295)	3,295	—
Gain on legal settlement	—	—	28,738	(28,738)	—

Total operating income	$302,557	$301,812	$(30,079)	$(145,889)	$133,505

 Non-GAAP financial measures

We utilize two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, neither of which is defined in U.S. generally accepted accounting principles ("GAAP"). Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership's assets and the cash that the business is generating. Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.

The following is a reconciliation of NuStar's income (loss) from continuing operations to EBITDA from continuing operations:

	Year ended December 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012

Income (loss) from continuing operations	$149,906	$150,298	$254,018	$224,875	$238,970	$211,487	$(178,132)
Plus interest expense, net	66,266	76,516	90,818	79,384	78,280	81,727	89,670
Plus income tax expense	5,861	11,448	11,006	10,531	11,741	16,713	22,494
Plus depreciation and amortization expense	100,266	114,293	135,709	145,743	153,802	166,589	165,021

EBITDA from continuing operations	$322,299	$352,555	$491,551	$460,533	$482,793	$476,516	$99,053

Plus asset and goodwill impairment loss(1)							266,000

Adjusted EBITDA from continuing operations							$365,053

(1)   2012 asset and goodwill impairment loss of $266 million related to asphalt operations.

The following is a reconciliation of NuStar's income (loss) from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations:

	Three months ended June 30,
(Dollars in thousands, except per unit amounts)	2012	2013

Income (loss) from continuing operations	$(244,466)	$32,266
Plus interest expense, net	22,847	29,678
Plus income tax expense	16,276	4,174
Plus depreciation and amortization expense	43,926	46,662

EBITDA from continuing operations	(161,417)	112,780
Equity in loss (earnings) of joint ventures	(2,381)	10,128
Interest expense, net	(22,847)	(29,678)
Reliability capital expenditures	(5,244)	(11,725)
Income tax expense	(16,276)	(4,174)
Distributions from joint ventures	3,266	—
Other non-cash items(a)	253,098	(6,500)
Mark-to-market impact on hedge transactions(b)	(5,097)	(3,096)

Distributable cash flow from continuing operations	$43,102	$67,735
Less distributable cash flow from continuing operations attributable to noncontrolling interest	12	(88)
Less distributable cash flow from continuing operations available to general partner	11,598	12,766

Distributable cash flow from continuing operations available to limited partners	$31,492	$55,057

Weighted average limited partner units outstanding	70,756,078	77,886,078
Distributable cash flow from continuing operations per limited partner unit	$0.45	$0.71

(a)   Other non-cash items for 2013 relate to the reduction of the contingent consideration recorded in association with the TexStar Asset Acquisition. The amount for 2012 primarily consists of $271.8 million of long-lived asset impairment charges mainly related to our asphalt operations, including fixed assets, goodwill and intangible assets. The 2012 impairment charges were partially offset by an $18.7 million gain, net of tax, resulting from a legal settlement.

(b)   Distributable cash flow from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in distributable cash flow from continuing operations when the contracts are settled.

EBITDA in the following reconciliations relate to our business segments. For purposes of segment reporting we do not allocate general and administrative expenses to our reported business segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the following reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following table reconciles operating income (loss) to EBITDA for our Fuels Marketing Segment, removing the historical financial information for the Asphalt Operations from the segment results:

	Year ended December 31, 2012
(Dollars in thousands)	Fuels marketing operations	Asphalt operations	Fuels marketing segment

Operating income (loss)	$12,999	$(309,784)	$(296,785)
Plus depreciation and amortization expense	115	11,138	11,253

EBITDA	$13,114	$(298,646)	$(285,532)

The following is a reconciliation of operating income to EBITDA for the Storage Segment:

	Year ended December 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012

Operating income	$108,486	$114,635	$141,079	$171,245	$178,947	$193,395	$194,567
Plus depreciation and amortization expense	53,121	62,317	66,706	70,888	77,071	87,737	93,449

EBITDA	$161,607	$176,952	$207,785	$242,133	$256,018	$281,132	$288,016

The following is a reconciliation of operating income to EBITDA for the Pipeline Segment:

	Year ended December 31,
(Dollars in thousands)	2006	2007	2008	2009	2010	2011	2012

Operating income	$122,714	$126,508	$135,086	$139,869	$148,571	$146,403	$158,590
Plus depreciation and amortization expense	47,145	49,946	50,749	50,528	50,617	51,165	52,878

EBITDA	$169,859	$176,454	$185,835	$190,397	$199,188	$197,568	$211,468

Risk factors

Before you make a decision to invest in the notes, you should read the risks discussed below. You should also read and consider the risks, uncertainties and factors that are discussed on page 4 of the accompanying base prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated herein by reference, together with all the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference, in evaluating an investment in our notes.

Risks related to the notes

Our future financial and operating flexibility may be adversely affected by our significant leverage, downgrades of our credit ratings, restrictions in our debt agreements, disruptions in the financial markets, our significant working capital needs and Asphalt JV's working capital needs.

As of June 30, 2013, our consolidated debt was $2.5 billion. Among other things, our significant leverage may be viewed negatively by credit rating agencies, which could result in increased costs for us to access the capital markets. The ratings of NuStar Logistics' notes were recently downgraded to Ba1 by Moody's, with a negative outlook, and to BB+ by S&P and BB by Fitch, Inc., both with a stable outlook. As a result of S&P's and Moody's downgrades, interest rates on borrowings under the 2012 Revolving Credit Agreement and the UK Term Loan and our 7.65% senior notes due 2018 have increased. Any future downgrades could result in additional increases to the interest rates on borrowings under our credit facilities and the 7.65% senior notes due 2018, significantly increase our capital costs and adversely affect our ability to raise capital in the future.

The 2012 Revolving Credit Agreement contains restrictive covenants, including a requirement that, as of the end of each rolling period, which consists of any period of four consecutive fiscal quarters, we maintain a consolidated debt coverage ratio (consolidated indebtedness to consolidated EBITDA, as defined in the 2012 Revolving Credit Agreement) not to exceed 5.00-to-1.00. Failure to comply with any of the restrictive covenants in the 2012 Revolving Credit Agreement will result in a default under the terms of the 2012 Revolving Credit Agreement and could result in acceleration of this and possibly other indebtedness.

Debt service obligations, restrictive covenants in our credit facilities and the indentures governing the notes offered hereby and our outstanding senior and subordinated notes and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs. In addition, this leverage may make our results of operations more susceptible to adverse economic or operating conditions. For example, during an event of default under any of our debt agreements, we would be prohibited from making cash distributions to our unitholders.

If our lenders file for bankruptcy or experience severe financial hardship, they may not honor their pro rata share of our borrowing requests under the 2012 Revolving Credit Agreement, which may significantly reduce our available borrowing capacity and, as a result, materially adversely affect our financial condition and ability to make payments on the notes. Additionally, we may not be able to access the capital markets in the future at economically attractive terms, which may adversely affect our future financial and operating flexibility and our ability to pay interest on the notes.

Asphalt JV requires significant amounts of working capital to conduct its business. NuStar Logistics agreed to provide an unsecured credit facility to Asphalt JV (the "NuStar Facility") to fund working capital loans to Asphalt JV in an aggregate principal amount not to exceed $250 million. Under that NuStar Facility, we have agreed to provide guarantees or credit support, as applicable, of up to $150 million under operating contracts related to the Asphalt Operations (the "Credit Support"). Since our sale of 50% of the business in September 2012, Asphalt JV has generated significant losses. Asphalt JV's losses may continue and contribute to working capital needs in excess of the limits of its funding sources. If this occurs, we may choose to fund all or a portion of that shortfall; however, if the shortfall we choose to fund were to exceed the funds available to us under the terms of the 2012 Revolving Credit Agreement, then we may seek additional sources of capital, which may not be available on commercially reasonable terms.

Increases in interest rates could adversely affect our business and our financial condition.

We have significant exposure to increases in interest rates. At June 30, 2013, we had approximately $2.5 billion of consolidated debt, of which $1.5 billion was at fixed interest rates and $1.0 billion was at variable interest rates. In addition, ratings downgrades on our existing indebtedness have caused interest rates under the 2012 Revolving Credit Agreement and our senior notes due 2018 to increase effective January 2013, and future downgrades may cause those rates to increase further. Our results of operations, cash flows and financial condition could be materially adversely affected by significant increases in interest rates above current levels.

We may not be able to repurchase the notes upon a change of control, and a change of control could result in us facing substantial repayment obligations under the 2012 Revolving Credit Agreement and the notes.

Upon occurrence of specific change of control events affecting us, the indenture provides that you will have the right to require us to repurchase all or any part of your notes with a cash payment equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest. Additionally, our ability to repurchase the notes upon such a change of control would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. In addition, the 2012 Revolving Credit Agreement contains provisions relating to change of control of NuStar Energy's general partner, NuStar Logistics' general partner and NuStar Logistics. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under the 2012 Revolving Credit Agreement and the notes. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future, in which case the lenders under the 2012 Revolving Credit Agreement would have the right to foreclose on our assets, which would have a material adverse effect on us. Furthermore, certain change of control events would constitute an event of default under the agreement governing the 2012 Revolving Credit Agreement, and we might not be able to obtain a waiver of such defaults. There is no restriction in our partnership agreement on the ability of our general partner to enter into a transaction which would trigger the change of control provisions of the 2012 Revolving Credit Agreement or the indenture governing the notes.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the notes under the Securities Act of 1933, as amended (the "Securities Act of 1933"), we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obliged to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to sell or otherwise transfer the notes within the time or at the price you desire.

The tax treatment of publicly traded partnerships could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including NuStar Energy, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, or qualifying income exception, affect or cause us to change our business activities, affect the tax considerations of an investment in us and change the character or treatment of portions of our income. The current administration and members of the U.S. Congress have recently considered substantive changes to the existing U.S. federal income tax laws that would adversely affect the tax treatment of certain publicly traded partnerships. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes and our other debt obligations and could cause a reduction in the value of the notes.

Risks related to our business

Reduced demand for refined products could affect our results of operations.

Any sustained decrease in demand for refined products in the markets served by our pipelines, terminals or fuels marketing operations could result in a significant reduction in throughputs in our pipelines, storage in our terminals or earnings in our fuels marketing operations, which would reduce our cash flow.

Factors that could lead to a decrease in market demand include:

•
a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel and travel;

•
higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline;

•
an increase in automotive engine fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers;

•
an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for refined products and drive demand for alternative products. Market prices for crude oil and refined products, including crude oil, are subject to wide fluctuation in response to changes in global and regional supply that are beyond our control, and increases in the price of crude oil may result in a lower demand for refined products that we market, including fuel oil;

•
a decrease in corn acres planted, which may reduce demand for anhydrous ammonia; and

•
the increased use of alternative fuel sources, such as battery-powered engines.

A decrease in lease renewals or throughputs in our assets would cause our revenues to decline.

A decrease in lease renewals or throughputs could result from a customer's failure to renew a lease, a temporary or permanent decline in the amount of crude oil or refined products stored at and transported from the refineries we serve or construction by our competitors of new transportation or storage assets in the markets we serve. Factors that could result in such a decline include:

•
a material decrease in the supply of crude oil;

•
a material decrease in demand for refined products in the markets served by our pipelines, terminals and refineries;

•
scheduled refinery turnarounds or unscheduled refinery maintenance;

•
operational problems or catastrophic events at a refinery;

•
environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at a refinery;

•
a decision by our current customers to redirect refined products transported in our pipelines to markets not served by our pipelines or to transport crude oil or refined products by means other than our pipelines;

•
increasingly stringent environmental regulations; or

•
a decision by our current customers to sell one or more of the refineries we serve to a purchaser that elects not to use our pipelines and terminals.

If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations, or cash flows could be affected materially and adversely.

Delays or cost increases related to capital spending programs involving construction of new facilities (or improvements and repairs to our existing facilities) could adversely affect our ability to achieve forecasted operating results. Although we evaluate and monitor each capital spending project and try to anticipate difficulties that may arise, such delays or cost increases may arise as a result of factors that are beyond our control, including:

•
denial or delay in issuing requisite regulatory approvals and/or permits;

•
unplanned increases in the cost of construction materials or labor;

•
disruptions in transportation of modular components and/or construction materials;

•
severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors and suppliers;

•
shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•
market-related increases in a project's debt or equity financing costs; and/or

•
non-performance by, or disputes with, vendors, suppliers, contractors or sub-contractors involved with a project.

Our forecasted operating results are also based upon projections of future market fundamentals that are not within our control, including changes in general economic conditions, availability to our customers of attractively priced alternative supplies of crude oil and refined products and overall customer demand.

Our operations are subject to operational hazards and unforeseen interruptions, and we do not insure against all potential losses. Therefore, we could be seriously harmed by unexpected liabilities.

Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures and other events beyond our control. These events might result in a loss of equipment or life, injury or extensive property damage, as well as an interruption in our operations. In the event any of our facilities are forced to shut down for a significant period of time, it may have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially and could escalate further. Certain insurance coverage could become unavailable or available only for reduced amounts of coverage and at higher rates. For example, our insurance carriers require broad exclusions for losses due to terrorist acts. If we were to incur a significant liability for which we are not fully insured, such a liability could have a material adverse effect on our financial position and ability to meet our debt service requirements.

A change of control may result in substantial repayment obligations under the 2012 Revolving Credit Agreement.

Certain events relating to a change of control of the general partner of NuStar Energy, the general partner of NuStar Energy's general partner, NuStar Energy, NuStar Logistics' general partner, or NuStar Logistics as specified in the indenture governing the notes offered hereby may result in an event of default under the 2012 Revolving Credit Agreement. As a result, upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under the 2012 Revolving Credit Agreement and the notes offered hereby. The source of funds for these repayments would be our available cash or cash generated from other sources and there can be no assurance that we would have, or will be able to obtain, sufficient funds to repay such indebtedness and other payment obligations in full.

The price volatility of crude oil and refined products may reduce our revenues.

Revenues associated with our fuels marketing operations result primarily from our crude blending and trading operations and fuel oil sales. We also maintain product inventory related to these activities. The price and market value of crude oil and refined products is volatile. Our revenues will be adversely affected by this volatility during periods of decreasing prices because of the reduction in the value and resale price of our inventory. Conversely, during periods of increasing petroleum product prices, our revenues may be adversely affected because of the increased costs associated with obtaining our inventory. Future price volatility could have an adverse impact on our financial condition, results of operations and cash flows.

Our marketing and trading of crude oil and refined products may expose us to trading losses and hedging losses, and non-compliance with our risk management policies could result in significant financial losses.

In order to manage our exposure to commodity price fluctuations associated with our fuels marketing segment, we may engage in crude oil and refined product hedges. As a result, our marketing and trading of crude oil and refined products may expose us to price volatility risk for the purchase and sale of crude oil and petroleum products, including distillates and fuel oil. We attempt to mitigate this volatility risk through hedging, but we are still exposed to basis risk. We may also be exposed to inventory and financial liquidity risk due to the inability to trade certain products or rising costs of carrying some inventories. Further, our marketing and trading activities, including any hedging activities, may cause volatility in our earnings. In addition, we will be exposed to credit risk in the event of non-performance by counterparties.

Our risk management policies may not eliminate all price risk since open trading positions will expose us to price volatility. Further, there is a risk that an employee may violate our risk management policies. Although we have designed procedures to anticipate and detect non-compliance, we cannot assure you that these steps will detect and prevent all violations of our trading policies and procedures, particularly if deception and other intentional misconduct are involved.

As a result of the risks described above, the activities associated with our marketing and trading business may expose us to volatility in earnings and financial losses, which may adversely affect our financial condition.

Hedging transactions may limit our potential gains or result in significant financial losses.

While intended to reduce the effects of volatile crude oil and refined product prices, hedging transactions, depending on the hedging instrument used, may limit our potential gains if crude oil and refined product prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•
the counterparties to our futures contracts fail to perform under the contracts; or

•
there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices received.

The accounting standards regarding hedge accounting are complex, and even when we engage in hedging transactions that are effective economically, these transactions may not be considered effective for accounting purposes. Accordingly, our financial statements will reflect increased volatility due to these hedges, even when there is no underlying economic impact at that point. In addition, it is not possible for us to engage in a hedging transaction that completely mitigates our exposure to commodity prices. Our financial statements may reflect a gain or loss arising from an exposure to commodity prices for which we are unable to enter into an effective hedge.

We are exposed to counterparty credit risk. Nonpayment and nonperformance by our customers, vendors or derivative counterparties could reduce our revenues, increase our expenses or otherwise have a negative impact on our operating results and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by customers to whom we extend credit. In addition, nonperformance by vendors who have committed to provide us with products or services could result in higher costs or interfere with our ability to successfully conduct our business. Furthermore, nonpayment by the counterparties to any of our then-outstanding interest rate or commodity derivatives could expose us to additional interest rate or commodity price risk. Weak economic conditions and widespread financial stress could reduce the liquidity of our customers, vendors or counterparties, making it more difficult for them to meet their obligations to us. Any substantial increase in the nonpayment and nonperformance by our customers, vendors or counterparties could have a material adverse effect on our results of operations and cash flows.

We may become liable as a result of our financing arrangements and guarantees of Asphalt JV.

Asphalt JV entered into a third-party asset-based revolving credit facility (the "ABL Facility"), as well as the NuStar Facility, which includes the Credit Support described above. In the event that Asphalt JV defaults on any of its obligations under the NuStar Facility, we would have available only those measures available to an unsecured creditor with the rights and limitations provided in the NuStar Facility, and, to the extent provided in the agreements, the ABL Facility lenders would be senior to those rights. In the event of a default on any of the obligations underlying the Credit Support, we would be responsible for Asphalt JV's liabilities for the default and have only the rights of repayment associated with that instrument. In either scenario, the liability imposed on us may have an adverse impact on our financial condition, results of operations or cash flows.

The Crude Oil Purchase Agreement (the "CSA") with PDVSA-Petróleo S.A. ("PDVSA"), the national oil company of Venezuela, presents potential liquidity risks to us.

If Asphalt JV were to become insolvent or could not pay its debts when due, and it stopped purchasing crude oil nominated under the CSA (the "PDVSA Crude"), we would continue to be obligated to purchase the PDVSA Crude at the contractually specified volumes, which would increase our working capital requirements significantly and would have a material adverse effect on our financial condition and results of operations. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Working Capital Requirements" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference herein, for more information on these obligations and potential risks relating thereto.

Asphalt JV's asphalt refinery is currently utilizing PDVSA Crude, and decisions of the Organization of Petroleum Exporting Countries ("OPEC") to decrease production of crude oil, as well as the Venezuelan economic and political environment, may disrupt supply of PDVSA Crude, which could increase Asphalt JV's working capital requirements.

Asphalt JV currently purchases PDVSA Crude, nominated by us under the CSA, for its refinery. OPEC cuts, coupled with Venezuela's ongoing political, economic and social turmoil, could have a severe impact on PDVSA's production or delivery of crude oil. If the market price for alternative crude is substantially higher than the price of the PDVSA Crude, then a major disruption of Asphalt JV's supply of crude oil from Venezuela could result in Asphalt JV having substantially greater working capital needs, which could have a material adverse impact on its financial condition and ability to meet its obligations.

Asphalt JV presents a number of challenges that could have a negative impact on our financial condition, results of operations and ability to pay distributions to our unitholders at current levels.

Asphalt JV may present any or all of the financial, managerial and operational challenges typically associated with joint venture arrangements, including the possibility of disputes with or actions by joint venture partners that cause delays, liabilities or contingencies. Differences in views among the venture partners may result in delayed decisions or in failures to agree on major matters, such as large expenditures or contractual commitments, the construction or acquisition of assets or borrowing money, among others. Delay or failure to agree may prevent action with respect to such matters, even though such action may serve our best interest or that of the joint venture. Accordingly, delayed decisions and failures to agree can potentially adversely affect the business and operations of the joint venture and in turn our business and operations. From time to time, Asphalt JV may be involved in disputes or legal proceedings which, although not involving a loss contingency to us, may nonetheless have the potential to negatively affect our investment.

The joint venture agreement for Asphalt JV provides our joint venture partner with a distribution preference that may prevent us from receiving any distributions related to our 50% ownership interest in Asphalt JV, which could have a negative impact on our financial condition and ability to receive cash necessary to service our indebtedness, including the notes.

We could be subject to damages based on claims brought against us by our customers or lose customers alleging the failure of our products to meet certain quality specifications.

Certain of our products are produced to precise customer specifications. If a product failed to perform in a manner consistent with the detailed quality specifications required by the customer, the customer could seek replacement of the product or damages for costs incurred as a result of the product failing to perform as guaranteed. A successful claim or series of claims against us could result in a loss of one or more customers.

Potential future acquisitions and expansions, if any, may increase substantially the level of our indebtedness and contingent liabilities, and we may be unable to integrate them effectively into our existing operations.

From time to time, we evaluate and acquire assets and businesses that we believe complement or diversify our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future material acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisitions.

Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined. Successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with our existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. If we do not successfully integrate any past or future acquisitions, or if there is any significant delay in achieving such integration, our business and financial condition could be adversely affected.

Moreover, part of our business strategy includes acquiring additional assets that complement our existing asset base and distribution capabilities or provide entry into new markets. We may not be able to identify suitable acquisitions, or we may not be able to purchase or finance any acquisitions on terms that we find acceptable. Additionally, we compete against other companies for acquisitions, and we may not be successful in the acquisition of any assets or businesses appropriate for our growth strategy.

We may have liabilities from our assets that pre-exist our acquisition of those assets, but that may not be covered by indemnification rights we may have against the sellers of the assets.

In some cases, we have indemnified the previous owners and operators of acquired assets. Some of our assets have been used for many years to transport and store crude oil and refined products. Releases may have occurred in the past that could require costly future remediation. If a significant release or event occurred in the past, the liability for which was not retained by the seller, or for which indemnification by the seller is not available, it could adversely affect our financial position and results of operations.

Climate change legislation and regulatory initiatives may decrease demand for the products we store, transport and sell and may increase our operating costs.

Scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" and including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, at least one-third of the states, either individually or through multi-state regional initiatives, have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or greenhouse gas cap and trade programs. As an alternative to reducing emission of greenhouse gases under cap and trade programs, Congress may consider the implementation of a program to tax the emission of carbon dioxide and other greenhouse gases. In December 2009, the Environmental Protection Agency (the "EPA") issued an endangerment finding that greenhouse gases may reasonably be anticipated to endanger public health and welfare and are a pollutant to be regulated under the Clean Air Act. Passage of climate change legislation or other regulatory initiatives by Congress or various states of the United States or the adoption of regulations by the EPA or analogous state agencies that regulate or restrict emissions of greenhouse gases in areas in which we conduct business, could result in changes to the demand for the products we store, transport and sell, and could increase the costs of our operations, including costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our greenhouse gas emissions, pay any taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program. We may be unable to recover any such lost revenues or increased costs in the rates we charge to our customers, and any such recovery may depend on events beyond our control, including the outcome of future rate proceedings before the FERC and the provisions of any final legislation or regulations. Reductions in our revenues or increases in our expenses as a result of climate control initiatives could have adverse effects on our business, financial position, results of operations and prospects.

We operate a global business that exposes us to additional risk.

We operate in seven foreign countries and a significant portion of our revenues come from our business in these countries. Our operations outside the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment, including the U.S. Foreign Corrupt Practices Act, the United Kingdom Anti-Bribery Act and other foreign laws prohibiting corrupt payments. We have assets in certain emerging markets, and the developing nature of these markets presents a number of risks. Deterioration of social, political, labor or economic conditions in a specific country or region and difficulties in staffing and managing foreign operations may also adversely affect our operations or financial results.

Our operations are subject to federal, state and local laws and regulations relating to environmental protection and operational safety that could require us to make substantial expenditures.

Our operations are subject to increasingly stringent environmental and safety laws and regulations. Transporting and storing petroleum products produces a risk that these products may be released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for damages to natural resources, personal injury or property damages to private parties and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined products for many years. Many of these properties were operated by third parties whose handling, disposal or release of hydrocarbons and other wastes was not under our control.

If we were to incur a significant liability pursuant to environmental or safety laws or regulations, such a liability could have a material adverse effect on our financial position and our ability to meet our debt service requirements, including interest payments on the notes.

Our interstate common carrier pipelines are subject to regulation by the FERC.

The FERC regulates the tariff rates for interstate oil movements on our common carrier pipelines. Shippers may protest our pipeline tariff filings, and the FERC may investigate new or changed tariff rates. Further, other than for rates set under market-based rate authority, the FERC may order refunds of amounts collected under newly filed rates that are determined by the FERC to exceed what the FERC determines to be a just and reasonable level. In addition, shippers may challenge tariff rates even after the rates have been deemed final and effective. The FERC may also investigate such rates absent shipper complaint. If existing rates are challenged and are determined by the FERC to be in excess of a just and reasonable level, a shipper may obtain reparations for damages sustained during the two years prior to the date the shipper filed a complaint.

We use various FERC-authorized rate change methodologies for our interstate pipelines, including indexing, cost-of-service rates, market-based rates and settlement rates. Typically, we adjust our rates annually in accordance with FERC indexing methodology, which currently allows a pipeline to change their rates within prescribed ceiling levels that are tied to an inflation index. The current index (which runs through June 30, 2014) is measured by the year-over-year change in the Bureau of Labor's producer price index for finished goods, plus 2.65%. Shippers may protest rate increases made within the ceiling levels, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline's increase in costs from the previous year. However, if the index results in a negative adjustment, we are required to reduce any rates that exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. If the FERC's rate-making methodologies change, any such change or new methodologies could result in rates that generate lower revenues and cash flow and could adversely affect our ability to make distributions at current levels to our unitholders and to meet our debt service requirements, including interest payments on the notes. Additionally, competition constrains our rates in various markets. As a result, we may from time to time be forced to reduce some of our rates to remain competitive.

Changes to FERC rate-making principles could have an adverse impact on our ability to recover the full cost of operating our pipeline facilities.

In May 2005, the FERC issued a statement of general policy stating it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline's owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. Although this policy is generally favorable for pipelines that are organized as pass-through entities, it still entails rate risk due to the case-by-case review requirement. This tax allowance policy and the FERC's application of that policy were appealed to the United States Court of Appeals for the District of Columbia Circuit ("D.C. Court"), and, on May 29, 2007, the D.C. Court issued an opinion upholding the FERC's tax allowance policy.

In December 2006, the FERC issued an order addressing income tax allowance in rates, in which it reaffirmed prior statements regarding its income tax allowance policy, but raised a new issue regarding the implications of the FERC's policy statement for publicly traded partnerships. The FERC noted that the tax deferral features of a publicly traded partnership may cause some investors to receive, for some indeterminate duration, cash distributions in excess of their taxable income, creating an opportunity for those investors to earn additional return, funded by ratepayers. Responding to this concern, the FERC adjusted the equity rate of return of the pipeline at issue downward based on the percentage by which the publicly traded partnership's cash flow exceeded taxable income. Requests for rehearing of the order are currently pending before the FERC.

Because the extent to which an interstate oil pipeline is entitled to an income tax allowance is subject to a case-by-case review at the FERC, the level of income tax allowance to which we will ultimately be entitled is not certain. Although the FERC's current income tax allowance policy is generally favorable for pipelines that are organized as pass-through entities, it still entails rate risks due to the case-by-case review requirement. How the FERC's policy statement is applied in practice to pipelines owned by publicly traded partnerships could impose limits on our ability to include a full income tax allowance in cost of service.

The FERC instituted a rulemaking proceeding in July 2007 to determine whether any changes should be made to the FERC's methodology for determining pipeline equity returns to be included in cost-of-service based rates. The FERC determined that it would retain its current methodology for determining return on equity but that, when stock prices and cash distributions of tax pass-through entities are used in the return on equity calculations, the growth forecasts for those entities should be reduced by 50%. Despite the FERC's determination, some complainants in rate proceedings have advocated that the FERC disallow the full use of cash distributions in the return on equity calculation. If the FERC were to disallow the use of full cash distributions in the return on equity calculation, such a result might adversely affect our ability to achieve a reasonable return.

The rates that we may charge on our interstate ammonia pipeline are subject to regulation by the Surface Transportation Board (the "STB").

The STB, a part of the U.S. Department of Transportation, has jurisdiction over interstate pipeline transportation and rate regulations of anhydrous ammonia. Transportation rates must be reasonable, and a pipeline carrier may not unreasonably discriminate among its shippers. If the STB finds that a carrier's rates violate these statutory commands, it may prescribe a reasonable rate. In determining a reasonable rate, the STB will consider, among other factors, the effect of the rate on the volumes transported by that carrier, the carrier's revenue needs and the availability of other economic transportation alternatives. The STB does not provide rate relief unless shippers lack effective competitive alternatives. If the STB determines that effective competitive alternatives are not available and we hold market power, then we may be required to show that our rates are reasonable.

Increases in natural gas and power prices could adversely affect our operating expenses.

Power costs constitute a significant portion of our operating expenses. For the year ended December 31, 2012, our power costs equaled approximately $55.9 million, or 10% of our operating expenses for the year ($6.1 million of power costs were capitalized into inventory prior to the sale of our 50% interest in the Asphalt Operations). We use mainly electric power at our pipeline pump stations and terminals, and such electric power is furnished by various utility companies that use primarily natural gas to generate electricity. Accordingly, our power costs typically fluctuate with natural gas prices. Increases in natural gas prices may cause our power costs to increase further. If natural gas prices increase, our cash flows may be adversely affected.

Terrorist attacks and the threat of terrorist attacks have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations.

Increased security measures we have taken as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies and markets for refined products, the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror and instability in the financial markets that could restrict our ability to raise capital.

NuStar Energy's cash distribution policy may limit our growth.

Consistent with the terms of its partnership agreement, NuStar Energy distributes its available cash to its unitholders each quarter. In determining the amount of cash available for distribution, NuStar Energy's management sets aside cash reserves, which it uses to fund growth capital expenditures. Additionally, we have relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund our acquisition capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to finance growth externally, NuStar Energy's cash distribution policy will significantly impair our ability to grow.

Use of proceeds

We intend to use the net proceeds from this offering (after deducting the underwriters' discount and estimated offering expenses) of approximately $296.3 million for general partnership purposes, including the repayment of a portion of the outstanding principal balance under the 2012 Revolving Credit Agreement. We have used borrowings under the 2012 Revolving Credit Agreement for general partnership purposes, including capital expenditures, working capital requirements and the repayment of the $250 million outstanding principal amount of NuPOP's 5.875% senior notes on June 3, 2013 and the $229.9 million outstanding principal amount of NuStar Logistics' 6.05% senior notes on March 15, 2013.

As of August 9, 2013, the outstanding balance of borrowings under the 2012 Revolving Credit Agreement was $744 million and the weighted average interest rate under the 2012 Revolving Credit Agreement was 2.2%. The maturity date for the 2012 Revolving Credit Agreement is May 2, 2017.

Certain of the underwriters or their affiliates are lenders under the 2012 Revolving Credit Agreement and, in that respect, will receive a portion of the proceeds from the repayment of borrowings outstanding under the 2012 Revolving Credit Agreement. Please read "Underwriting."

Capitalization

The following table shows:

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NuStar's historical capitalization as of June 30, 2013; and

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NuStar's capitalization, as adjusted to show the issuance and sale of the notes offered hereby and the application of the net proceeds we expect to receive in this offering in the manner described under "Use of proceeds."

This table should be read together with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	As of June 30, 2013
(Unaudited, dollars in thousands)	Actual	As adjusted

Cash and cash equivalents	$42,127	$42,127

Long-term debt:
NuStar Logistics $1.5 billion revolving credit agreement(1)	614,340	318,015
NuStar Logistics 7.65% senior notes due 2018(2)	350,000	350,000
NuStar Logistics 4.80% senior notes due 2020	450,000	450,000
NuStar Logistics 4.75% senior notes due 2022	250,000	250,000
NuStar Logistics 6.75% senior notes due 2021 offered hereby	—	300,000
NuStar Logistics 7.625% fixed-to-floating rate subordinates notes due 2043	402,500	402,500
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2038(3)	55,440	55,440
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	100,000	100,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	50,000	50,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	85,000	85,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2041(3)	75,000	75,000
UK Term Loan(4)	31,886	31,886
Net unamortized discount, including fair value adjustments	36,782	36,782

Total long-term debt	2,500,948	2,504,623
Less current portion	31,886	31,886

Long-term debt, less current portion	2,469,062	2,472,737
Partners' equity:
Limited Partners (77,886,078 common units outstanding as of June 30, 2013)	2,438,133	2,438,133
General partner	54,786	54,786
Accumulated other comprehensive loss	(63,787)	(63,787)

Total NuStar Energy L.P. partners' equity	2,429,132	2,429,132
Noncontrolling interest	11,134	11,134

Total partners' equity	2,440,266	2,440,266

Total capitalization	$4,941,214	$4,944,889

(1)   As of August 9, 2013, the outstanding balance of borrowings under the 2012 Revolving Credit Agreement was $744 million. The interest rate on the 2012 Revolving Credit Agreement increased by 0.375%, effective January 2013, as a result of the Moody's downgrade in January 2013 and the downgrade by S&P in July 2012.

(2)   In January 2013, Moody's lowered NuStar Logistics' credit rating to Ba1 from Baa3. This downgrade caused the interest rate on NuStar Logistics' $350.0 million of 7.65% senior notes due 2018 to increase by 0.25%, effective January 2013.

(3)   The Parish of St. James, Louisiana issued, pursuant to the Gulf Opportunity Zone Act of 2005, one series of tax-exempt revenue bonds in 2008, three separate series of tax-exempt revenue bonds in 2010 and one series of tax-exempt revenue bonds in 2011 associated with our St. James terminal expansion.

(4)   In January 2013, Moody's lowered NuStar Logistics' credit rating to Ba1 from Baa3. This downgrade caused the UK Term Loan interest rate to increase by 0.375%, effective January 2013.

Description of the notes

The following description of the particular terms of the notes (which represent a new series of, and are referred to in the accompanying base prospectus as, "senior debt securities") supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of our senior debt securities set forth in the accompanying base prospectus. In this section, unless the context otherwise indicates, references to "us," "we," "our" and like terms refer to NuStar Logistics and do not include any of its subsidiaries or its affiliates, "NuStar Energy" refers to NuStar Energy and does not include any of its subsidiaries or its affiliates; however all other capitalized terms defined above remain the same.

We will issue the notes under the senior indenture among us, NuStar Energy, as guarantor, and Wells Fargo Bank, National Association, as trustee, dated as of July 15, 2002, which is described in the accompanying base prospectus, as supplemented by a supplemental indenture pursuant to which NuPOP provided an unconditional guarantee of all debt securities issued under such senior indenture, including the notes. The terms of the notes include those set forth in the senior indenture and those made a part of the senior indenture by reference to the Trust Indenture Act of 1939. The senior indenture will be further amended and supplemented pursuant to a supplemental indenture setting forth the specific terms applicable to the notes. When we use the term "indenture" in this prospectus supplement, we refer to the senior indenture, as modified and supplemented by the supplemental indenture that sets forth NuPOP's guarantee and the supplemental indenture establishing the specific terms of the notes, unless the context requires otherwise.

The following description and the description in the accompanying base prospectus are a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee.

Brief description of the notes and the guarantees

The notes

The notes:

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are our general unsecured obligations;

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are unconditionally guaranteed on a senior unsecured basis by NuStar Energy and by NuPOP. NuPOP's guarantee will be released when it no longer guarantees any obligation of NuStar Energy or any of its subsidiaries under any bank credit facility or public debt instrument;

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rank equally in right of payment with all our other existing and future senior debt;

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effectively rank junior to any of our secured debt, to the extent of the security for that debt;

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rank senior in right of payment to all of our future subordinated debt; and

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are non-recourse to our general partner.

Subject to the exceptions, and subject to compliance with the applicable requirements, both as set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "Description of NuStar Logistics Debt Securities—Discharging NuStar Logistics' Obligations" in the accompanying base prospectus.

The guarantees

The notes are guaranteed by NuStar Energy and NuPOP.

The guarantee by NuStar Energy:

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is a general unsecured obligation of NuStar Energy;

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ranks equally in right of payment with all other existing and future senior debt of NuStar Energy;

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effectively ranks junior to any secured debt of NuStar Energy, to the extent of the security for that debt;

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ranks senior in right of payment to any future subordinated debt of NuStar Energy; and

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is non-recourse to the general partner of NuStar Energy.

The guarantee by NuPOP:

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is a general unsecured obligation of NuPOP;

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ranks equally in right of payment with all other existing and future senior debt of NuPOP;

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effectively ranks junior to any secured debt of NuPOP, to the extent of the security for that debt;

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ranks senior in right of payment to any future subordinated debt of NuPOP; and

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is non-recourse to the general partner of NuPOP.

If at any time NuPOP does not guarantee any obligations of NuStar Energy or any of its subsidiaries (including NuStar Logistics) under any bank credit facility or any public debt instrument (other than pursuant to its guarantee of the notes), then NuPOP will be released from its guarantee of the notes in accordance with the terms of the indenture. However, if at any time after NuPOP is released from its guarantee, NuPOP guarantees any obligations of NuStar Energy or any of its subsidiaries (including NuStar Logistics) under any bank credit facility or any public debt instrument other than the notes, then NuPOP will provide a guarantee of the notes in accordance with the terms of the indenture.

Principal, maturity and interest

We will issue notes initially in an aggregate principal amount of $300 million. The notes will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on February 1, 2021. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the terms of the indenture.

Interest on the notes will:

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accrue at the rate of 6.750% per annum;

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accrue from the date of issuance or the most recent interest payment date;

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be payable in cash semi-annually in arrears on each February 1 and August 1, beginning on February 1, 2014;

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be payable to the holders of record on January 15 and July 15 immediately preceding the related interest payment date;

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be computed on the basis of a 360-day year comprised of twelve 30-day months; and

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be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the maturity date or redemption date.

Payment and transfer

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 750 N. Saint Paul Place, Suite 1750, Dallas, TX 75201). Payment of principal, or premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, all payments on such notes will be made at the corporate trust office of the trustee in Dallas, Texas, located initially at the corporate trust office of the trustee located at 750 N. Saint Paul Place, Suite 1750, Dallas, TX 75201; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses or, at the option of a registered holder, by wire transfer to an account designated in writing by the holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional redemption

At any time prior to the maturity date of the notes, the notes will be redeemable, at our option, in whole, or from time to time in part, at a price equal to the greater of:

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100% of the principal amount of the notes then outstanding to be redeemed; or

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the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 50 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date;

plus, in each case, unpaid interest accrued to the date of redemption.

For purposes of determining the redemption price, the following definitions are applicable:

"Adjusted Treasury Rate" means:

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the yield, under the heading which represents the average for the week immediately preceding the week of publication, appearing in the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which contains yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

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if such release (or any successor release) is not published during the week including or immediately preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

"Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for the third business day prior to the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means any of J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc. and any successor firm selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

"Reference Treasury Dealer" means each of up to five dealers to be selected by us; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a "Primary Treasury Dealer"), we will substitute for it another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The redemption price will be calculated by the Independent Investment Banker. If the Independent Investment Banker is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as provided above, will be set forth in an officer's certificate delivered to the trustee no later than two business days prior to the redemption date.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis (or, in the case of notes issued in global form, based on a method as the depositary may require that most nearly approximates a pro rata selection), by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

Notes will only be redeemed in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

Mandatory redemption

Except as set forth below under "—Repurchase at the option of holders," we are not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.

Repurchase at the option of holders

Change of control

If a Change of Control (as defined below) occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to the "Change of Control Offer" (described below). In the Change of Control Offer, we will offer a "Change of Control Payment" in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to, but not including, the date of purchase (the "Change of Control Payment Date"), subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest due on an interest payment date that is on or prior to such Change of Control Payment Date. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, we will, to the extent lawful, accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Payment Date, we will:

(1)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(2)   deliver or cause to be delivered to the trustee the notes so accepted, together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

On the Change of Control Payment Date, the paying agent will mail to each holder of notes accepted for payment the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of The Depository Trust Company), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holder of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption "—Optional redemption," unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The 2012 Revolving Credit Agreement, the respective letter of credit agreements with Mizuho Bank, Ltd. and the Bank of Nova Scotia, and the UK Term Loan each provide that certain change of control events with respect to us would constitute a default under the agreements governing such indebtedness. Any future credit agreements or other agreements relating to indebtedness to which we or NuStar Energy become a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their respective rights to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control does not, due to the financial effect of such a repurchase on us. If a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of the lenders of the borrowings containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case our failure to purchase tendered notes would constitute an event of default under the indenture, which would, in turn, in all likelihood constitute a default under such borrowings. In any event, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties or assets and our subsidiaries taken as a whole to another person or group may be uncertain.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer or an Alternate Offer and we (or a third party making the Change of Control Offer as provided above) purchase all of the notes held by such holders, NuStar Logistics will have the right, upon not less than 30 and not more than 60 days' notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, as the case may be, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

For purposes of determining whether a Change of Control Payment is due, the following definitions are applicable:

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings. For purposes of this definition, a person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

"Board of Directors" means, with respect to us or NuStar Energy, the Board of Directors of our general partner or of the general partner of NuStar Energy, as the case may be, or any authorized committee of such Board of Directors.

"Change of Control" means the occurrence of any of the following:

(1)   the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole or all of the assets of NuStar Energy and its subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), which disposition is followed by a Ratings Decline within 60 days thereafter;

(2)   the adoption of a plan relating to our or NuStar Energy's liquidation or dissolution, or the removal of our general partner by our limited partners, the removal of NuStar Energy's general partner by NuStar Energy's limited partners, the removal of the general partner of NuStar Energy's general partner by the limited partners of NuStar Energy's general partner;

(3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the NuStar Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of us, our general partner, NuStar Energy, NuStar Energy's general partner or the general partner of NuStar Energy's general partner, in each case measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Ratings Decline (as defined below) within 60 days thereafter; or

(4)   the first day on which a majority of the members of the Board of Directors of our general partner, or the general partner of NuStar Energy's general partner are not Continuing Directors, which occurrence is followed by a Ratings Decline within 60 days thereafter.

Notwithstanding the preceding, our or NuStar Energy's conversion from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the NuStar Group Beneficially Owns, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continues to Beneficially Own a sufficient percentage of Voting Stock of such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of our general partner or the general partner of NuStar Energy or the general partner of the general partner of NuStar Energy (as the case may be) who (1) was a member of such Board of Directors on the issue date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Equity Interests" means:

(1)   in the case of a corporation, corporate stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(4)   any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuer; and

(5)   all warrants, options or other rights to acquire any of the interests described in clauses (1)-(4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1)-(4) above).

"Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by Standard & Poor's.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"NuStar Group" means, collectively, NuStar GP Holdings, LLC, NuStar Energy L.P. and each person which is a direct or indirect subsidiary of NuStar GP Holdings, LLC or NuStar Energy L.P.

"Rating Agency" means each of Standard & Poor's and Moody's, or if Standard & Poor's or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of the Board of Directors of the general partner) which shall be substituted for Standard & Poor's or Moody's, or both, as the case may be.

"Rating Category" means:

(1)   with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)   with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

"Ratings Decline" means a decrease in the rating of the notes by both Moody's and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or- for S&P, and 1, 2, and 3 for Moody's, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

"Standard & Poor's" or "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

"Voting Stock" of any person as of any date means the Equity Interests of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Covenant termination

If at any time (a) the notes have an Investment Grade Rating from either of the Rating Agencies, (b) no default has occurred and is continuing under the indenture, and (c) NuStar Logistics has delivered to the trustee an officers' certificate certifying to the foregoing provisions of this sentence, we will no longer be subject to the provisions of the indenture described above under the caption "—Repurchase at the option of holders—Change of control."

No sinking fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur. The indenture contains three principal negative covenants:

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Limitation on liens.  This covenant limits our ability, and that of our subsidiaries, to permit liens to exist on our assets to secure debt;

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Limitations of sale-leaseback transactions.  This covenant limits our ability, and that of our subsidiaries, to sell or transfer our assets and then lease back those assets; and

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Limitations on consolidations, mergers or asset sales.  This covenant limits our ability, and that of our subsidiaries, to engage in certain consolidations, mergers or asset sales.

For a detailed description of these three principal negative covenants, please read "Description of NuStar Logistics Debt Securities—Provisions Only in the NuStar Logistics Senior Indenture" beginning on page 29 and "Consolidation, Merger or Asset Sale" on page 34 of the accompanying base prospectus.

Future subsidiary guarantors

We will cause any of our future subsidiaries that become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as "guarantors," our payment obligations on the notes. In particular, the supplemental indenture will require those subsidiaries who become guarantors or borrowers under the 2012 Revolving Credit Agreement to equally guarantee the notes.

The term "subsidiary" means, with respect to any person:

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any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof; or

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any partnership of which more than 50% of the partner's equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

"Funded Debt" means all debt:

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maturing one year or more from the date of its creation;

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directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

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under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Addition and release of guarantors

The supplemental indenture will provide that if any of our subsidiaries is a guarantor or obligor of any of our Funded Debt at any time on or subsequent to the date on which the notes are originally issued, then we will cause the notes to be equally and ratably guaranteed by that subsidiary. We also will do so if the subsidiary becomes a guarantor or obligor of any of our Funded Debt following any release of the subsidiary from its guarantee as described below. Under the terms of the supplemental indenture, a guarantor may be released from its guarantee if the guarantor is not a guarantor or obligor of any of our Funded Debt, provided that no default or event of default with respect to the notes has occurred or is continuing.

Each future guarantor would be obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

Events of default

In addition to the "Events of Default" described in the accompanying base prospectus under the caption "Description of NuStar Logistics Debt Securities—Events of Default and Remedies," "Events of Default" with respect to the notes will include (a) our failure to comply for 90 days with the provisions described under the captions "—Repurchase at the option of the holders—Change of control" and (b) our failure to pay any principal of, or premium or interest on, our indebtedness for borrowed money in excess of $50 million when due, whether at stated maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days, in each case, after written notice is given to us by the trustee or we and the trustee are given written notice by the holders of at least 25% in principal amount of the outstanding notes, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture.

Concerning the trustee

Wells Fargo Bank, National Association, is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes.

Certain U.S. federal income tax considerations

The following is a discussion of certain U.S. federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of the notes. This discussion applies only to holders who purchase the notes upon original issuance at their "issue price," which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

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tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, banks or insurance companies;

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tax consequences to persons holding the notes as part of a hedging, constructive sale or conversion, straddle or other integration or risk reducing transaction;

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tax consequences to U.S. holders, as defined below, whose "functional currency" is not the U.S. dollar;

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the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the notes; or

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any state, local or foreign tax consequences.

This discussion does not address the tax consequences resulting to a holder of the notes that is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes or any investors or equity holders in such entities. The tax treatment of an investor in such an entity will generally depend upon the status of such investor and the activities of the partnership or other pass-through entity. A holder of notes that is a partnership or other pass-through entity for U.S. federal income tax purposes and partners, investors, members and other equity holders in such entities are urged to consult their tax advisors about the tax consequences relating to the purchase, ownership and disposition of the notes.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

If you are considering a purchase of the notes, we encourage you to consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes in light of your particular circumstances and any consequences arising under U.S. federal estate or gift tax laws or the laws of any state, local or foreign taxing jurisdiction.

Existence of the optional redemption

We may be required to pay additional amounts in excess of stated interest or principal on the notes to a note holder in certain circumstances. See "Description of the notes—Optional redemption." Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments or as giving rise to original issue discount or recognition of ordinary income on the sale or other disposition of the notes. Our determination that these contingencies are remote is binding on a note holder, unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. If, contrary to our expectations, we make additional payments on the notes, a holder will be required to recognize any such amount as income at the time it is paid or accrued in accordance with the holder's method of accounting for U.S. federal income tax purposes. In the event we make such additional payments, or if the IRS takes the position that certain of the payments described above were not remote, the amount, timing and character of taxable income in respect of the notes may be different from that described herein.

U.S. holders

The following is a summary of certain U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of the notes. For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes who or that is for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

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a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of interest

It is expected and assumed for purposes of this discussion that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes and therefore will not be treated as being issued with original issue discount. Thus, a U.S. holder will generally be taxed on the stated interest on the notes as ordinary income at the time any interest is paid or accrued in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

Sale, exchange or redemption of the notes

Upon the sale, taxable exchange or redemption of a note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and such U.S. holder's adjusted tax basis in the note. The amount realized will not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income to the extent not previously included in income. A U.S. holder's adjusted tax basis in a note will generally equal the amount that the U.S. holder paid for the note.

The gain or loss recognized by a U.S. holder will generally be capital gain or loss and will generally be long-term capital gain or loss if at the time of the sale, exchange or redemption the U.S. holder's holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

The following summarizes certain U.S. federal income tax consequences to non-U.S. holders of the purchase, ownership and disposition of the notes. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of the notes who is an individual, corporation, estate or trust and is not a U.S. holder for U.S. federal income tax purposes.

Taxation of interest

Subject to the discussion of backup withholding below, any payment to a non-U.S. holder of interest on the notes will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption, provided that:

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the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business;

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the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in us;

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the non-U.S. holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through sufficient stock ownership (as provided in the Code);

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the non-U.S. holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

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in all cases, (i) the non-U.S. holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or other applicable form), or (ii) the non-U.S. holder holds its notes through certain foreign intermediaries and such intermediary satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest on the notes will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other pass through entities, and to non-U.S. holders acting as (or holding notes through) intermediaries.

If a non-U.S. holder is engaged in a U.S. trade or business and interest on the notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such interest is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder within the U.S.), the non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis (although exempt from the 30% U.S. federal withholding tax provided the non-U.S. holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed IRS Form W-8ECI (or other applicable form)) in generally the same manner as if the non-U.S. holder were a U.S. holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, exchange or redemption of notes

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder upon the sale, taxable exchange or redemption of the notes will generally not be subject to U.S. federal income tax or withholding tax unless:

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the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the U.S.);

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the gain represents accrued but unpaid interest not previously included in income and the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as described above; or

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, and certain other conditions are met.

If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on the amount by which such non-U.S. holder's capital gains from U.S. sources exceeds capital losses allocable to U.S. sources.

If a non-U.S. holder is engaged in a U.S. trade or business and gain on the notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, gain will be included in the earnings and profits of such foreign corporation.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with the payments on the notes and the proceeds from the sale or other disposition of the notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a non-U.S. holder resides.

A U.S. holder may be subject to U.S. backup withholding tax (currently at a rate of 28%) on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

A non-U.S. holder will generally not be subject to U.S. backup withholding tax on these payments provided that the non-U.S. holder provides the required certification that it is a non-U.S. holder and, in addition, the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined in the Code.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Additional tax on net investment income

For taxable years beginning after December 31, 2012, an additional 3.8% tax is imposed on the "net investment income" of certain U.S. individuals, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" would generally include gross income from interest and certain net gain from the sale, taxable exchange or redemption of the notes, less certain deductions.

Prospective holders of notes should consult their own tax advisors with respect to the tax consequences of this additional tax.

If you are considering a purchase of the notes, we encourage you to consult with your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes in light of your particular circumstances and any consequences arising under U.S. federal estate or gift tax laws or the laws of any state, local or foreign taxing jurisdiction.

Certain benefit plan and IRA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), by plans, individual retirement accounts ("IRAs") and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and by entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA and any Similar Laws) of such employee benefit plans, accounts and arrangements (each, a "Plan").

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary should determine whether the investment will result in the recognition of unrelated business taxable income by such Plan.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status. The U.S. Department of Labor has promulgated regulations at 29 C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA, describing what constitutes assets of a Plan with respect to the Plan's investment in an entity for purposes of certain provisions of ERISA and Section 4975 of the Code, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Code.

The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, the Pension Protection Act of 2006 added a new statutory exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code that would exempt the acquisition and holding of the notes by a Plan under certain circumstances. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans and certain church plans (as defined under Sections 3(32) and 3(33) of ERISA, respectively) are not subject to the prohibited transaction provisions of ERISA and the Code. Such Plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under Similar Laws.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such notes through and including the date of its disposition of such notes that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. In addition, such discussion assumes that the notes will constitute indebtedness as opposed to "equity" interests under the United States Department of Labor's plan asset regulations or Similar Law. Although such characterization of the notes would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, because of the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions or fiduciary breaches, it is particularly important that any fiduciary or other person considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions and the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the notes. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the notes to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investment by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Underwriting

We and J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of notes

J.P. Morgan Securities LLC	$105,000,000
Mizuho Securities USA Inc.	$60,000,000
SunTrust Robinson Humphrey, Inc.	$60,000,000
Barclays Capital Inc.	$9,000,000
Deutsche Bank Securities Inc.	$9,000,000
Goldman, Sachs & Co.	$9,000,000
Mitsubishi UFJ Securities (USA), Inc.	$9,000,000
Morgan Stanley & Co. LLC	$9,000,000
U.S. Bancorp Investments Inc.	$9,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$3,000,000
BBVA Securities Inc.	$3,000,000
BNP Paribas Securities Corp.	$3,000,000
Comerica Securities, Inc.	$3,000,000
Credit Suisse Securities (USA) LLC	$3,000,000
RBS Securities Inc.	$3,000,000
SMBC Nikko Securities America, Inc.	$3,000,000

Total	$300,000,000

The underwriting agreement provides that the underwriters' obligations to purchase notes in the offering depend on the satisfaction of the conditions contained in the underwriting agreement. The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

We, NuStar Energy, NuPOP and certain of our and their affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that may be required to be made in respect of these liabilities.

Commissions and discounts

The underwriters initially propose to offer the notes hereby to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes offered hereby to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering of the notes offered hereby, the underwriters may change the public offering price and any other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be $300,000 and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Lock-up agreement

We have agreed with each of the underwriters that during the period beginning on the date of this prospectus supplement and continuing to and including the date 30 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided under the terms of the underwriting agreement, any securities that are substantially similar to the notes without the prior written consent of the representatives.

Price stabilization, short positions and penalty bids

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Electronic distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this notes offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other relationships

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Certain of the underwriters or their affiliates are lenders under the 2012 Revolving Credit Agreement and, in that respect, will receive a portion of the proceeds from the repayment of borrowings outstanding under the 2012 Revolving Credit Agreement.

Under FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because as a publicly traded limited partnership we are a direct participation program not subject to the FINRA conflict of interest provisions.

Selling restrictions

United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer or the guarantors.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Legal matters

Paul Hastings LLP, Houston, Texas, will issue opinions about the validity of the notes and various legal matters in connection with the offering on our behalf. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

Experts

The consolidated financial statements of NuStar Energy L.P. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Forward-looking statements

Certain matters discussed in this prospectus and the documents incorporated herein by reference, excluding historical information, contain certain estimates, predictions, assumptions and other forward-looking statements that involve risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this prospectus.

Forward-looking statements can generally be identified by words such as "anticipates," "believes," "budgets," "could," "estimates," "expects," "forecasts," "intends," "plans," "projects," and "should" or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.

Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus or the documents incorporated herein by reference. These risks and uncertainties include, among other things:

•
any significant decrease in the amount of crude oil, refined products and anhydrous ammonia transported in our pipelines;

•
any significant decrease in the throughput volumes in our terminals and storage facilities;

•
the exposure to trading losses and hedging losses as a result of the marketing and trading of refined products, and any non-compliance with our risk management policies;

•
any significant decrease in the demand for crude oil, refined products and anhydrous ammonia;

•
the effect of worldwide energy conservation measures;

•
any significant increase in our operating costs;

•
any changes in laws and regulations to which we are subject, including federal, state and local tax laws, safety, environmental and employment laws;

•
actions by regulatory agencies;

•
the volatility of commodity prices;

•
the seasonality, working capital requirements and debt service levels of Asphalt JV;

•
our significant leverage and restrictions in our debt agreements and additional ratings downgrades, if any;

•
any substantial costs related to environmental risks, including increased costs of compliance;

•
unexpected costs associated with acquisitions or the inability to successfully integrate acquired assets or business as expected;

•
terrorist attacks, threat of war or terrorist attacks or political or other disruptions that limit crude oil production; and

•
accidents, shutdowns or closures affecting our pipelines, terminals, machinery or equipment.

Additional information about risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statements is contained under the caption "Risk factors" in this prospectus supplement and the accompanying base prospectus, in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our other filings with the SEC that are incorporated herein by reference. The forward-looking statements included in this prospectus supplement and the documents incorporated herein by reference are only made as of the date of such documents and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 regarding the notes. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

NuStar Logistics and NuPOP are not reporting companies under the Exchange Act. However, we file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. NuStar Energy's website on the Internet is located at http://www.nustarenergy.com and NuStar Energy makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on NuStar Energy's website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

NuStar Energy intends to furnish or make available to its unitholders annual reports containing its audited financial statements and furnish or make available to its unitholders quarterly reports containing its unaudited interim financial information, including the information required by Form 10-Q, for the first three quarters of each fiscal year.

Incorporation by reference

The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents filed by NuStar Energy that are listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold, prior to the termination of the offerings under this prospectus:

•
Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2012, filed on March 1, 2013;

•
Quarterly Reports on Form 10-Q (File No. 001-16417) for the quarter ended March 31, 2013, filed on May 8, 2013, and for the quarter ended June 30, 2013, filed on August 7, 2013; and

•
Current Reports on Form 8-K (File No. 001-16417) filed on January 14, 2013, January 17, 2013, January 22, 2013, March 11, 2013, April 25, 2013, June 11, 2013, July 11, 2013 and August 12, 2013.

Each of these documents is available from the SEC's website and public reference rooms described above. Through our website, http://www.nustarenergy.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone (210) 918-2000.

PROSPECTUS

NUSTAR ENERGY L.P.
Common Units Representing Limited Partner Interest

NUSTAR LOGISTICS, L.P.
Debt Securities

NUSTAR PIPELINE OPERATING PARTNERSHIP L.P.
Debt Securities

        NuStar Energy L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in NuStar Energy L.P. NuStar Energy L.P. common units are listed for trading on the New York Stock Exchange under the symbol "NS."

        NuStar Logistics, L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by NuStar Energy L.P. and NuStar Pipeline Operating Partnership L.P.

        NuStar Pipeline Operating Partnership L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by NuStar Energy L.P. and NuStar Logistics, L.P.

        We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities NuStar Logistics, L.P. or NuStar Pipeline Operating Partnership L.P. may offer.

        We will offer the securities in amounts and at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

        You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Investing in our common units and debt securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase our securities, please see "Risk Factors," beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2013.

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

        The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled "Where You Can Find More Information."

        In this prospectus, references to "NuStar Energy," "we," "us" and "our" mean NuStar Energy L.P. and its consolidated subsidiaries, unless otherwise noted. References to "NuStar Logistics" mean NuStar Logistics, L.P. References to "NuPOP" mean NuStar Pipeline Operating Partnership L.P.

ABOUT NUSTAR ENERGY L.P., NUSTAR LOGISTICS, L.P. AND NUSTAR PIPELINE OPERATING PARTNERSHIP L.P.

        NuStar Energy is a publicly held Delaware limited partnership engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and fuels marketing. We conduct substantially all of our business through NuStar Energy's wholly owned operating subsidiaries, NuStar Logistics and NuPOP, and their respective subsidiaries.

        Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a publicly traded limited liability company (NYSE: NSH).

        Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000.

 WHERE YOU CAN FIND MORE INFORMATION

        We, NuStar Logistics and NuPOP have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act of 1933"), regarding the common units and debt securities. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        NuStar Logistics and NuPOP are not reporting companies under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934"). However, we file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. NuStar Energy's website on the Internet is located at http://www.nustarenergy.com and NuStar Energy makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on NuStar Energy's website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        NuStar Energy intends to furnish or make available to its unitholders annual reports containing our audited financial statements and furnish or make available to its unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents filed by NuStar Energy that are listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold, prior to the termination of the offerings under this prospectus:

  •
  Registration Statement on Form 8-A (File No. 001-16417) filed on March 30, 2001;

  •
  Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2012, filed on March 1, 2013;

  •
  Quarterly Report on Form 10-Q (File No. 001-16417) for the quarter ended March 31, 2013, filed on May 8, 2013; and

  •
  Current Reports on Form 8-K (File No. 001-16417) filed on January 14, 2013, January 17, 2013, January 22, 2013, March 11, 2013, April 25, 2013 and June 11, 2013.

        Each of these documents is available from the SEC's website and public reference rooms described above. Through our website, http://www.nustarenergy.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone (210) 918-2000.

 RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue," "intend," "forecast," "project," "potential" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the "Risk Factors" section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any prospectus supplement. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, are "forward-looking" statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. You are cautioned not to place undue reliance on such forward-looking statements.

        Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

							Three Months Ended March 31, 2013
	Fiscal Years
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	3.2x	3.3x	3.4x	3.0x		*	1.9x

*
For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $146.6 million. The deficiency included the effect of $271.8 million of impairment losses mainly resulting from the write-down of the carrying value of our long-lived assets related to our asphalt operations, including fixed assets, goodwill, intangible assets and other long-term assets.

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized) and amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for non-controlling interests and income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, NuStar Energy, NuStar Logistics and NuPOP expect to use the net proceeds from the sale of NuStar Energy common units and NuStar Logistics and NuPOP debt securities, as the case may be, for general partnership purposes, which may include, among other things:

  •
  the repayment of outstanding indebtedness;

  •
  working capital;

  •
  capital expenditures; and

  •
  acquisitions.

        The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

 DESCRIPTION OF NUSTAR ENERGY COMMON UNITS

Number of Units

        As of May 31, 2013, we had 77,866,078 common units outstanding, of which 12,850,068 are held by our general partner and its affiliates (including 2,225,577 common units held by William E. Greehey, the Chairman of NuStar GP, LLC, the general partner of our general partner). The common units represent an aggregate 98% limited partner interest in NuStar Energy and the general partner holds a 2% general partner interest in NuStar Energy.

        Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

        Removal of our general partner requires:

  •
  a vote of not less than a majority of all outstanding common units, excluding the common units held by affiliates of our general partner; and

  •
  the election of a successor general partner by the holders of a majority of the outstanding common units, excluding the units held by affiliates of our general partner.

Listing

        Our outstanding common units are listed on The New York Stock Exchange ("NYSE") under the symbol "NS." Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Investor Services, LLC.

 CASH DISTRIBUTIONS

Distributions of Available Cash

  General

        Within 45 days after the end of each quarter, NuStar Energy will distribute all of its available cash to its partners of record on the applicable record date.

  Definition of Available Cash

        Available cash is defined in NuStar Energy's partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents on hand at the end of such quarter, plus any working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that NuStar Energy's general partner deems necessary or appropriate to:

  •
  provide for the proper conduct of NuStar Energy's business, including reserves for future capital expenditures and anticipated credit needs;

  •
  comply with applicable law or any debt instrument or other agreement or obligation; or

  •
  provide funds for distributions with respect to any one or more of the next four fiscal quarters.

  Intent to Distribute the Minimum Quarterly Distribution

        NuStar Energy's policy is, to the extent it has sufficient available cash from operating surplus, as defined below, to distribute to each common unit at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that NuStar Energy will pay the minimum quarterly distribution on the common units in any quarter and NuStar Energy may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of NuStar Energy's indebtedness.

Operating Surplus and Capital Surplus

  General

        Cash distributions are characterized as distributions from either operating surplus or capital surplus. NuStar Energy distributes available cash from operating surplus differently than available cash from capital surplus.

  Definition of Operating Surplus

        Operating surplus is defined in NuStar Energy's partnership agreement and generally means, with respect to any period ending prior to the dissolution of NuStar Energy:

  •
  $10 million plus all cash and cash equivalents on hand as of the close of business on April 16, 2001, the closing date of its initial public offering of its common units;

  •
  plus all cash receipts since April 16, 2001, other than from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets;

  •
  plus all cash receipts resulting from working capital borrowings after the end of such period but on or before the date of determination of the operating surplus for such period;

  •
  less all operating expenditures since April 16, 2001; and

  •
  less the amount of cash reserves that NuStar Energy's general partner deems necessary or advisable to provide funds for future operating expenditures.

  Definition of Capital Surplus

        Capital surplus of NuStar Energy will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        To avoid the difficulty of trying to determine whether the available cash that NuStar Energy distributes is from operating surplus or from capital surplus, all available cash that NuStar Energy distributes on any date from any source is treated as a distribution of cash from operating surplus until the sum of all available cash theretofore distributed equals the operating surplus calculated as of the end of the fiscal quarter with respect to which such distribution is being made. Any remaining amounts of available cash distributed on such date will be treated as cash from capital surplus and will be distributed accordingly.

        If at any time (i) a hypothetical holder of a common unit acquired on April 16, 2001 has received distributions of available cash from capital surplus in an aggregate amount equal to the $24.50 initial public offering price of the common units, and (ii) each common unit then outstanding has received an amount equal to any cumulative arrearage existing with respect to the common units, then the distinction between operating surplus and capital surplus will cease, and all subsequent distributions of available cash will be treated as distributions of cash from operating surplus and will be distributed accordingly. To date there have been no distributions from capital surplus, and NuStar Energy does not anticipate that there will be significant distributions from capital surplus in the future.

Distributions of Available Cash from Operating Surplus

        NuStar Energy will make distributions of available cash from operating surplus as follows:

  •
  first, 98% to the unitholders, pro rata, and 2% to the general partner, until NuStar Energy has distributed for each outstanding unit an amount equal to the minimum quarterly distribution of $0.60 for that quarter;

  •
  second, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to the general partner, until NuStar Energy has distributed with respect to each unit then outstanding an amount equal to the excess of the first target distribution ($0.66 per unit) over the minimum quarterly distribution; and

  •
  thereafter, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to the general partner.

        If the minimum quarterly distribution and the first target distribution have been reduced to zero under the terms of the partnership agreement, then any distribution of available cash from operating surplus will be made solely in accordance with the final bullet point above.

        The minimum quarterly distribution and the first target distribution are subject to adjustment as described below in "—Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels."

Distributions of Available Cash from Capital Surplus

  How Distributions from Capital Surplus are Made

        NuStar Energy makes distributions of available cash from capital surplus in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until a hypothetical holder of a common unit acquired on April 16, 2001 has received an aggregate amount equal to the $24.50 initial public offering price of the common units;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until there has been distributed with respect to each common unit then outstanding an amount equal to any cumulative arrearage existing with respect to the common units; and

  •
  thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

  Effect of a Distribution from Capital Surplus

        NuStar Energy's partnership agreement treats a distribution of cash from capital surplus on a common unit as the repayment of the initial public offering price of such common unit, which is a return of capital. The initial public offering price less any distributions of cash from capital surplus per common unit is referred to as "unrecovered initial unit price" or "unrecovered capital." Each time a distribution of cash from capital surplus is made on a common unit, the minimum quarterly distribution and the first target distribution for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of cash from capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for NuStar Energy's general partner to receive incentive distributions. However, any distribution by NuStar Energy of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If at any time NuStar Energy makes a distribution of cash from capital surplus in an amount equal to the then current unrecovered capital, the minimum quarterly distribution and the first target distribution will be reduced to zero. As a result, all future distributions will be made from operating surplus, with 75% being paid to all unitholders, pro rata, 23% to the general partner as the holder of incentive distribution rights, pro rata, and 2% to the general partner.

Incentive Distribution Rights

        Incentive distribution rights are non-voting limited partner interests that were issued to NuStar Energy's general partner in connection with the transfer of its general partnership interest in the operating partnership to NuStar Energy. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been achieved. The general partner as the holder of incentive distribution rights is paid in the manner described in "—Distributions of Available Cash from Operating Surplus" above.

Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels

        NuStar Energy's minimum quarterly distribution is $0.60 per unit, subject to adjustment. NuStar Energy's first target distribution is $0.66 per unit, subject to adjustment. NuStar Energy has no other target distribution levels.

        In addition to reductions of the minimum quarterly distribution and first target distribution level made upon a distribution of available cash from capital surplus, as described above, if NuStar Energy distributes units to its unitholders, combines its units into fewer units or subdivides its units into a greater number of units, NuStar Energy will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the first target distribution level;

  •
  any common unit arrearage;

  •
  any cumulative common unit arrearage; and

  •
  the unrecovered capital.

        For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, the first target distribution level, any common unit arrearage, any cumulative common unit arrearage and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes NuStar Energy and/or the operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then NuStar Energy will reduce the then-applicable minimum quarterly distribution and the first target distribution level by multiplying the same by one minus the sum of (a) the highest marginal federal corporate (or other) income tax rate that could apply plus (b) any increase in the effective overall state and local income tax rates. For example, if NuStar Energy became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the first target distribution level would each be reduced to 65% of their previous levels.

Distributions of Cash Upon Liquidation

        If NuStar Energy dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation, and the partner's capital account balances will be adjusted to reflect any resulting gain or loss. NuStar Energy will first apply the proceeds of liquidation to the payment of its creditors (including partners) in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as adjusted. The manner of adjustment of capital accounts is set forth in NuStar Energy's partnership agreement.

  Manner of Adjustments for Gain

        Upon its liquidation, NuStar Energy will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) in the following manner:

  •
  first, to each partner having a negative balance in its capital account, in the proportion that such negative balance bears to the total negative balances of all partners, until each partner has been allocated net gain equal to its negative balance;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

  •
  the unrecovered capital with respect to such common unit;

  •
  the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs; and

  •
  the amount of any cumulative arrearage existing with respect to the common units;

  •
  third, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

  •
  the unrecovered capital with respect to each common unit;

  •
  the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs;

  •
  the amount of any cumulative arrearage existing with respect to the common units; and

  •
  the excess of (a) the first target distribution less the minimum quarterly distribution for each quarter of the partnership's existence, over (b) the cumulative per unit amount of any distributions of available cash from operating surplus that were distributed 90% to all unitholders, pro rata, 8% to the holders of incentive distribution rights, pro rata, and 2% to the general partner; and

  •
  thereafter, 75% to all unitholders, pro rata, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

  Manner of Adjustments for Losses

        Upon its liquidation, NuStar Energy will allocate any loss in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit has been reduced to zero; and

  •
  thereafter, 100% to the general partner.

  Adjustments to Capital Accounts

        In addition, interim adjustments to capital accounts will be made at the time NuStar Energy issues additional partnership interests or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in NuStar Energy, distributions of property by NuStar Energy, or upon NuStar Energy's liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

Distribution Stopper Pursuant to 7.625% Fixed-to-Floating Rate Subordinated Notes

        On January 22, 2013, NuStar Logistics issued $402.5 million of 7.625% fixed-to-floating rate subordinated notes due January 15, 2043 (the "Subordinated Notes"). The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP.

        In accordance with the terms of the notes, NuStar Logistics may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, its common units during the period interest is deferred.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the NuStar Energy partnership agreement and is qualified by reference to NuStar Energy's partnership agreement, which is included as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization and Duration

        NuStar Energy was organized in December 1999 and will continue until dissolved under the terms of its partnership agreement.

Purpose

        NuStar Energy's stated purposes under its partnership agreement are to serve as a partner of its operating partnerships and to engage in any business activities that may be engaged in by its operating partnerships or that are approved by the general partner, provided that the general partner must reasonably determine that such activity generates or enhances the operations of an activity that generates "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code.

        NuStar Energy's general partner is authorized in general to perform all acts deemed necessary to carry out NuStar Energy's purposes and to conduct NuStar Energy's business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of NuStar Energy. The power of attorney also grants the general partner and the liquidator the authority to amend the partnership agreement, and to make consents and waivers under the partnership agreement.

Capital Contributions

        NuStar Energy's unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of NuStar Energy's business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware law"), and that he otherwise acts in conformity with the provisions of NuStar Energy's partnership agreement, his liability under the Delaware law will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to NuStar Energy for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the NuStar Energy limited partners as a group:

  •
  to remove or replace the general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of NuStar Energy's business for the purposes of the Delaware law, then the limited partners could be held personally liable for NuStar Energy's obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with NuStar Energy who reasonably believe that the limited partner is a general partner.

        Neither NuStar Energy's partnership agreement nor the Delaware law specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware law, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware law provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware law shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        NuStar Energy's operating subsidiaries conduct business or own assets in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom, and Turkey. Maintenance of NuStar Energy's limited liability as a limited partner or member, respectively, of its operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partner or member have not been clearly established in many jurisdictions. If it were determined that NuStar Energy was, by virtue of NuStar Energy's ownership interest in the operating subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace NuStar Energy's general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of NuStar Energy's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for NuStar Energy's obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. NuStar Energy will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        NuStar Energy's partnership agreement authorizes NuStar Energy to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners.

        It is possible that NuStar Energy will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units NuStar Energy issues will be entitled to share equally with the then-existing holders of common units in NuStar Energy's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in NuStar Energy's net assets.

        There are no restrictions under the partnership agreement on the ability of the general partner to issue common units or common units junior or senior to the common units.

        In accordance with Delaware law and the provisions of the partnership agreement, NuStar Energy may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in NuStar Energy and NuStar Logistics. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that NuStar Energy issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

  General

        Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the common units.

        We refer to the voting provision described above as a "unit majority."

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NuStar Energy to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion;

  •
  change the term of NuStar Energy;

  •
  provide that NuStar Energy is not dissolved upon an election to dissolve NuStar Energy by the general partner that is approved by the holders of a majority of the outstanding common units; or

  •
  give any person the right to dissolve NuStar Energy, other than the general partner's right to dissolve NuStar Energy with the approval of the holders of a majority of the outstanding common units.

        The provision of the partnership agreement preventing the amendments having the effects described in the five bullets above can be amended upon the approval of the holders of at least 90% of the outstanding common units voting together as a single class.

  No Unitholder Approval

        The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in the name of NuStar Energy, the location of the principal place of business of NuStar Energy, the registered agent or the registered office of NuStar Energy;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

  •
  a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue the qualification of NuStar Energy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither NuStar Energy nor NuStar Logistics will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of counsel to NuStar Energy, to prevent NuStar Energy, the general partner, NuStar GP, LLC, or any of the directors, officers, agents or trustees of NuStar GP, LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the general partner is necessary or advisable for the authorization of additional limited or general partner interests;

  •
  any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  •
  any amendment that, in the discretion of the general partner, is necessary or advisable for the formation by NuStar Energy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  •
  a change in the fiscal year or taxable year of NuStar Energy and related changes; and

  •
  any other amendments substantially similar to any of the matters described above.

        In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in the best interests of NuStar Energy and the limited partners;

  •
  are necessary or advisable for any action taken by the general partner relating to splits or combinations of common units under the provisions of the partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

  Opinion of Counsel and Unitholder Approval

        The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in NuStar Energy being treated as an entity for federal income tax purposes if one of the amendments described above under "—Amendment of the Partnership Agreement" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the common units unless NuStar Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in NuStar Energy or cause NuStar Energy or its operating subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of common units will require the approval of at least a majority of the type or class of common units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

  Merger/Consolidation

        A merger or consolidation of NuStar Energy requires the prior approval of NuStar Energy's general partner. The general partner must also approve the merger agreement, which must include certain information as set forth in NuStar Energy's partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of NuStar Energy's limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or Delaware law). Under the partnership agreement, a unit majority consists of at least a majority of the outstanding common units.

  Disposal of Assets

        Except in connection with a dissolution and liquidation of the partnership or a duly approved merger, NuStar Energy's general partner may not (a) sell, exchange or otherwise dispose of all or substantially all of NuStar Energy's assets in a single transaction or a series of related transactions, or (b) approve on behalf of the partnership the sale, exchange or other disposition of all or substantially all of the assets of the operating partnership without the approval of the holders of a unit majority. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership or operating partnership without the approval of the unitholders. In addition, the general partner may sell any or all of the assets of the partnership or operating partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.

Termination and Dissolution

        NuStar Energy will continue in existence as a limited partnership until terminated under its partnership agreement. NuStar Energy will dissolve upon:

  •
  the election of the general partner to dissolve NuStar Energy, if approved by the holders of common units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of the assets and properties of NuStar Energy;

  •
  the entry of a decree of judicial dissolution of NuStar Energy; or

  •
  the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of common units representing a unit majority may also elect, within specific time limitations, to reconstitute NuStar Energy and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of common units representing a unit majority, subject to receipt by NuStar Energy of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither NuStar Energy, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon its dissolution, unless NuStar Energy is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up NuStar Energy's affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate NuStar Energy's assets and apply the proceeds of the liquidation as provided in "Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of NuStar Energy's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        NuStar Energy's general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits the general partner to sell or otherwise transfer all of its general partner interest in NuStar Energy without the approval of the unitholders. Please read "—Transfer of General Partner Interests."

        Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in NuStar Energy, the holders of common units representing a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NuStar Energy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of NuStar Energy and to appoint a successor general partner. Please read "—Termination and Dissolution."

        If the general partner withdraws under circumstances where such withdrawal does not violate the partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner withdraws under circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If such general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

        The general partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of the outstanding common units, and NuStar Energy receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

        If the general partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If the general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

        "Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the general partner.

        Withdrawal or removal of the general partner of NuStar Energy also constitutes withdrawal or removal of the general partner of NuStar Logistics.

        In addition, NuStar Energy will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of NuStar Energy.

Transfer of General Partner Interests

        NuStar Energy's general partner may transfer all or any part of its general partner interest in NuStar Energy without unitholder approval.

        No transfer by NuStar Energy's general partner of all or any part of its general partner interest is permitted unless (a) the transferee agrees to assume the rights and duties of the general partner and be bound by the partnership agreement and (b) the partnership receives an opinion of counsel regarding limited liability and tax matters.

Change of Management Provisions

        NuStar Energy's partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management, including the following:

  •
  any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner and its affiliates, cannot be voted on any matter; and

  •
  the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about the partnership's operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Limited Call Right

        If at any time NuStar Energy's general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right (which right it may assign and transfer to the partnership or any affiliate of the general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by the general partner will be selected by the general partner, and the general partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (a) the current market price (as defined in the partnership agreement) of the limited partner interests of that class as of the date three days prior to the date the general partner mails notice of its election to purchase the interests and (b) the highest price paid by the general partner or any of its affiliates for any limited partner interest of that class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the interests.

Meetings; Voting

        Special meetings of NuStar Energy's limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. The general partner must send notice of any meeting to the limited partners, and a meeting may not be held less than 10 days nor more than 60 days after the mailing of the notice. For the purpose of determining the limited partners entitled to notice of, and to vote at, a meeting of the limited partners (or to give written approvals without a meeting as described below), the general partner will set a record date, which may not be less than 10 nor more than 60 days before the date of the meeting (or the date by which the limited partners are requested to submit written approvals). Only record holders of limited partner interests on such record date are entitled to notice of, and to vote at, a meeting of the limited partners (or to vote on any action to be taken without a meeting).

        If authorized by the general partner, any action that may be taken at a meeting of limited partners may be taken without a meeting by obtaining approval in writing of the necessary percentage of the limited partners that would be required to authorize or take the action at a meeting of the limited partners.

        Each record holder of a limited partner interest has a vote according to his percentage interest in the partnership. Limited partner interests held for a person's account by another person (such as a broker, dealer, or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required.

        NuStar Energy unitholders have no right to elect NuStar Energy's general partner on an annual or other continuing basis. NuStar Energy's partnership agreement explicitly authorizes the general partner to issue limited partner interests having special or superior voting rights without the consent of the limited partners.

Transfer of Units and Status as a Limited Partner or Assignee

        No transfer of NuStar Energy limited partner interests will be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of NuStar Energy limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the partnership agreement, and gives the consents and approvals and makes the waivers contained in the partnership agreement. Transferees may hold common units in nominee accounts.

        Once a transferee has executed and delivered a transfer application in accordance with the partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of the general partner and the recordation of the name of the assignee on NuStar Energy's books and records. Such consent may be withheld in the sole discretion of the general partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in NuStar Energy equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. NuStar Energy's general partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.

        Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of the general partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.

Non-Citizen Assignees; Redemption

        If NuStar Energy is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that NuStar Energy has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, NuStar Energy may redeem the common units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon NuStar Energy's liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, NuStar Energy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of the general partner or any departing general partner;

  •
  any person who is or was a partner, officer, director, employee, agent, or trustee of the general partner, NuStar GP, LLC, or departing general partner or any affiliate of the general partner, NuStar GP, LLC, or departing general partner; or

  •
  any person who is or was serving at the request of the general partner or departing general partner or any affiliate of the general partner or departing general partner as an officer, director, employee, member, partner, agent, or trustee of another person.

        Any indemnification under these provisions will only be out of NuStar Energy's assets. Unless it otherwise agrees in its sole discretion, the general partner shall not be personally liable for any of NuStar Energy's indemnification obligations, nor have any obligation to contribute or loan funds or assets to NuStar Energy to enable NuStar Energy to effectuate indemnification. NuStar Energy is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether NuStar Energy would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

        The general partner is required to keep appropriate books of NuStar Energy's business at NuStar Energy's principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, NuStar Energy's fiscal year is the calendar year.

        NuStar Energy will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, NuStar Energy will also furnish or make available summary financial information within 90 days after the close of each quarter.

        NuStar Energy will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. NuStar Energy's ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying it with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies NuStar Energy with information.

Right to Inspect NuStar Energy's Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of NuStar Energy's tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of NuStar Energy's business and financial condition; and

  •
  any other information regarding NuStar Energy's affairs as is just and reasonable.

        The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in NuStar Energy's best interests or which NuStar Energy is required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, NuStar Energy has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Riverwalk Logistics, L.P. as the general partner of NuStar Energy. NuStar Energy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Riverwalk Logistics, L.P. ("Riverwalk Logistics") the general partner of NuStar Energy, has a legal duty to manage NuStar Energy in a manner beneficial to NuStar Energy's unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because Riverwalk Logistics is indirectly owned by NuStar GP Holdings, LLC ("NuStar GP Holdings"), the officers and directors of Riverwalk Logistics' general partner, NuStar GP, LLC, also have fiduciary duties to manage the business of Riverwalk Logistics in a manner beneficial to NuStar GP Holdings and its public unitholders. As a result of this relationship, conflicts of interest may arise between NuStar Energy's general partner and its affiliates, including NuStar GP Holdings' public unitholders, on the one hand, and NuStar Energy and its limited partners, including the public unitholders, on the other hand.

        NuStar Energy's partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to NuStar Energy in resolving conflicts of interest. In effect, these provisions limit the general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between the general partner or its affiliates, on the one hand, and NuStar Energy or any other partner, on the other hand, the general partner will resolve that conflict.

Resolution of Conflicts of Interest

        The general partner will not be in breach of its obligations under the partnership agreement or its duties to NuStar Energy or the unitholders if the resolution of the conflict is considered to be fair and reasonable to NuStar Energy. Any resolution is considered to be fair and reasonable to NuStar Energy if that resolution is:

  •
  approved by a conflicts committee consisting of three independent directors of NuStar GP, LLC, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

  •
  on terms no less favorable to NuStar Energy than those generally being provided to or available from unrelated third parties; or

  •
  fair to NuStar Energy, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to NuStar Energy.

        In resolving a conflict, the general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

  •
  the relative interests of the parties involved in the conflict or affected by the action;

  •
  any customary or accepted industry practices or historical dealings with a particular person or entity; and

  •
  generally accepted accounting principles and other factors it considers relevant, if applicable.

        Conflicts of interest could arise in the situations described below, among others.

  Actions taken by the general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  issuance of additional units; and

  •
  the creation, decrease or increase of reserves in any quarter.

        In addition, borrowings by NuStar Energy do not constitute a breach of any duty owed by the general partner to the unitholders, including borrowings that have the purpose or effect of enabling the general partner to receive distributions or the incentive distribution rights.

        The partnership agreement provides that NuStar Energy may borrow funds from the general partner and its affiliates. The general partner and its affiliates may not borrow funds from NuStar Energy.

  We do not have any employees and rely on the employees of the general partner and its affiliates.

        We do not have any officers or employees and rely solely on officers and employees of NuStar GP, LLC, and its affiliates. Affiliates of the general partner may conduct businesses and activities of their own in which we have no economic interest. In the future, if these separate activities were significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to the general partner and NuStar GP, LLC.

  We reimburse NuStar GP, LLC for expenses and costs incurred on our behalf.

        Under NuStar Energy's partnership agreement, we reimburse NuStar Energy's general partner and its affiliates for costs incurred in managing and operating NuStar Energy and its subsidiaries. The partnership agreement provides that the general partner will determine the expenses that are allocable to it in any reasonable manner determined by the general partner in its sole discretion.

  The general partner intends to limit its liability regarding NuStar Energy's obligations.

        The general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to all or particular assets of NuStar Energy, and not against the general partner or its assets. NuStar Energy's partnership agreement provides that any action taken by the general partner to limit its liability is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  Common unitholders will have no right to enforce obligations of the general partner and its affiliates under agreements with NuStar Energy.

        Any agreements between NuStar Energy on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from NuStar Energy, the right to enforce the obligations of the general partner and its affiliates in favor of NuStar Energy. Therefore, the general partner, in its capacity as the general partner of NuStar Energy, will be primarily responsible for enforcing these obligations.

  Contracts between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are not the result of arm's-length negotiations.

        Neither the NuStar Energy partnership agreement nor any of the other agreements, contracts and arrangements between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

  Common units are subject to the general partner's limited call right.

        The general partner may exercise its right to call and purchase common units as provided in NuStar Energy's partnership agreement or assign this right to one of its affiliates or to us. The general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a consequence, a common unitholder may have his common units purchased from him at an undesirable time or price.

  NuStar GP Holdings may compete with NuStar Energy.

        NuStar Energy entered into a Non-Compete Agreement with NuStar GP Holdings on July 19, 2006. Under the Non-Compete Agreement, NuStar GP Holdings has a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. NuStar Energy has a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. With respect to any other business opportunities, neither NuStar Energy nor NuStar GP Holdings are prohibited from engaging in any business, even if NuStar Energy and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

  Fiduciary duties owed to unitholders by the general partner are prescribed by law and NuStar Energy's partnership agreement.

        The general partner is accountable to NuStar Energy and its unitholders as a fiduciary. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

Fiduciary Duties

        Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware law generally provides that a limited partner may institute legal action on a partnership's behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        The Delaware law provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.

        Fiduciary standards may be modified by the NuStar Energy partnership agreement. NuStar Energy's partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the general partner. The following is a summary of the material restrictions of the fiduciary duties owed by the general partner to the limited partners:

        The partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits the general partner to make a number of decisions in its "sole discretion," such as:

  •
  the incurrence of indebtedness;

  •
  the acquisition or disposition of assets, except for the disposition of all of the assets of the partnership which requires unitholder approval;

  •
  the negotiation of any contracts;

  •
  the disposition of partnership cash; and

  •
  the purchase or disposition of partnership securities, other than issuance of securities senior to the common units.

        Sole discretion entitles the general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, NuStar Energy, its affiliates or any limited partner, including the public unitholders. Other provisions of NuStar Energy's partnership agreement provide that the general partner's actions must be carried out in its reasonable discretion.

        The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to NuStar Energy under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" the general partner may consider interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner will not constitute a breach of its fiduciary duty.

        In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement further provides that the general partner and the officers and directors of NuStar GP, LLC will not be liable for monetary damages to NuStar Energy, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

        NuStar Energy is required to indemnify the general partner and NuStar GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner and NuStar GP, LLC or these other persons. This indemnification is required if the general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of NuStar Energy. Indemnification is required for criminal proceedings if the general partner and NuStar GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, the general partner and NuStar GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of NuStar Energy.

DESCRIPTION OF NUSTAR LOGISTICS DEBT SECURITIES

        The following description sets forth the general terms and provisions that apply to the debt securities that may be offered by NuStar Logistics. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        The NuStar Logistics debt securities will be either senior debt securities or subordinated debt securities of NuStar Logistics. All debt securities will be unsecured. The NuStar Logistics senior debt securities will have the same rank as all of NuStar Logistics' and NuPOP's other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the NuStar Logistics Subordinated Indenture—Subordinated Debt Securities Subordinated to Senior Debt" below.

        If NuStar Logistics offers senior debt securities, it will issue them under the senior indenture among NuStar Logistics, NuStar Energy, as guarantor, and Wells Fargo Bank, National Association (as successor-in-interest to The Bank of New York), as trustee, dated as of July 15, 2002, as supplemented by a supplemental indenture. If NuStar Logistics offers subordinated debt securities, it will issue them under the subordinated indenture among NuStar Logistics, NuStar Energy, as guarantor, and the trustee, dated as of January 22, 2013, as supplemented by a supplemental indenture. The senior indenture and the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

        Neither indenture limits the aggregate principal amount of debt securities that NuStar Logistics may issue under that indenture. The debt securities may be issued in one or more series as NuStar Logistics may authorize from time to time. You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities.

Guarantees

        NuStar Logistics' payment obligations under any series of debt securities will be fully and unconditionally guaranteed by NuStar Energy and NuPOP, jointly and severally. Each of NuStar Energy and NuPOP will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by NuStar Energy and NuPOP.

        Pursuant to the guarantees, each of NuStar Energy and NuPOP will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against each of NuStar Energy and NuPOP without any need to first enforce any debt securities against NuStar Logistics.

        The guarantees of the senior debt securities:

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  will be the unsecured and unsubordinated general obligations of NuStar Energy and NuPOP; and

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  will rank on a parity with all of the other unsecured and unsubordinated indebtedness of NuStar Energy and NuPOP.

        If a series of subordinated debt securities is guaranteed by NuStar Energy and NuPOP, then the guarantees will be subordinated to the senior debt of NuStar Energy and NuPOP, respectively, to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of NuStar Logistics.

Specific Terms of Each Series of NuStar Logistics Debt Securities in the Prospectus Supplement

        NuStar Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

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  the form and title of the debt securities;

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  the total principal amount of the debt securities;

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  the date or dates on which the debt securities may be issued;

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  whether the debt securities are senior or subordinated debt securities;

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  the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

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  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

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  any right NuStar Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

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  the dates on which the principal of the debt securities will be payable;

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  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

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  any conversion or exchange provisions;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate NuStar Logistics to repurchase or otherwise redeem the debt securities;

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  any changes to or additional events of default or covenants;

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  the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

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  any other terms of the debt securities.

Provisions Only in the NuStar Logistics Senior Indenture

  Summary

        The NuStar Logistics senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of NuStar Logistics and NuPOP and senior in right of payment to any subordinated debt (including the subordinated debt securities) of NuStar Logistics and NuPOP. The senior indenture contains restrictive covenants, including provisions that:

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  limit the ability of NuStar Logistics to put liens on any of its property or assets; and

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  limit the ability of NuStar Logistics to sell and lease back its principal assets.

        Subordinated debt securities issued by NuStar Logistics under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. NuStar Logistics has described below these provisions and some of the defined terms used in them.

  Limitation on Liens

        The senior indenture provides that NuStar Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

        This restriction does not apply to:

  (1)
  Permitted Liens, as defined below;

  (2)
  any lien upon any property or assets of NuStar Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

  (3)
  any lien upon any property or assets created at the time of acquisition of such property or assets by NuStar Logistics or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by NuStar Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

  (6)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

  (7)
  any lien imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which NuStar Logistics or the applicable subsidiary has not exhausted its appellate rights;

  (8)
  any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

  (9)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

  (10)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of NuStar Logistics or any subsidiary.

        Notwithstanding the foregoing, NuStar Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

        "Permitted Liens" means:

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  Liens upon rights-of-way for pipeline purposes created by a person other than NuStar Logistics;

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  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

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  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

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  any lien of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by NuStar Logistics or any subsidiary;

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  any lien of, or to secure the performance of, leases, other than capital leases;

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  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

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  any lien upon property or assets acquired or sold by NuStar Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

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  any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

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  any lien in favor of NuStar Logistics or any subsidiary;

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  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by NuStar Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

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  any lien securing industrial development, pollution control or similar revenue bonds;

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  any lien securing debt of NuStar Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by NuStar Logistics or any subsidiary in connection therewith;

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  any lien in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

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  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

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  all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

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  the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the consolidated balance sheet of NuStar Energy for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

  Restrictions on Sale-Leasebacks

        The NuStar Logistics senior indenture provides that NuStar Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by NuStar Logistics or any subsidiary of any property or assets to a person (other than NuStar Logistics or a subsidiary) and the taking back by NuStar Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

  (1)
  the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  NuStar Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

  (4)
  NuStar Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of NuStar Logistics, or (B) the

    expenditure or expenditures for property or assets used or to be used in the ordinary course of business of NuStar Logistics or its subsidiaries.

        Notwithstanding the foregoing, NuStar Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of NuStar Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

        "Pari Passu Debt" means any debt of NuStar Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

Provisions Only in the NuStar Logistics Subordinated Indenture

  Subordinated Debt Securities Subordinated to Senior Debt

        The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of NuStar Logistics and NuPOP. "Senior Debt" is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by NuStar Logistics and NuPOP, as applicable, that are not expressly subordinate or junior in right of payment to any other indebtedness of NuStar Logistics or NuPOP.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that NuStar Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Debt that NuStar Logistics may incur.

Consolidation, Merger or Asset Sale

        Pursuant to each of the indentures, NuStar Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

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  (a) in the case of a merger, NuStar Logistics is the surviving entity, or (b) the entity formed by such consolidation or into which NuStar Logistics is merged or the entity which acquires by sale or transfer, or which leases, NuStar Logistics' properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of NuStar Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

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  the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

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  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

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  NuStar Logistics has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

Modification of Indentures

        NuStar Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

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  change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

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  reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

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  change the redemption date for any debt security;

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  reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

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  change the place of payment where any debt security or any premium or interest on any debt security is payable;

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  change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

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  impair the right to institute suit for the enforcement of any payment on any debt security;

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  modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

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  reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

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  modify any of the above provisions.

        NuStar Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

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  to provide for the assumption of obligations of NuStar Logistics under such indenture and the debt securities issued thereunder by a successor;

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  to provide for the assumption of NuStar Energy's guarantee under such indenture by a successor;

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  to add covenants and events of default or to surrender any rights NuStar Logistics has under such indenture;

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  to secure the senior debt securities as described above under "Provisions Only in the NuStar Logistics Senior Indenture—Limitation on Liens;"

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  to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

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  to supplement such indenture in order to establish a new series of debt securities under such indenture;

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  to provide for successor trustees;

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  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for uncertificated securities in addition to certificated securities;

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  to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

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  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

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  to qualify such indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act of 1939").

        The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by NuStar Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

        "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

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  failure to pay interest on any debt security of that series for 30 days;

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  failure to pay the principal of or any premium on any debt security of that series when due;

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  failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to NuStar Logistics by the trustee or to

    NuStar Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

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  failure to pay any indebtedness of NuStar Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to NuStar Logistics by the trustee or to NuStar Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

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  certain events of bankruptcy, insolvency or reorganization of NuStar Logistics; or

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  any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

        The subordination provisions of the subordinated indenture do not affect the obligation of NuStar Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Registration of Debt Securities

        NuStar Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

        Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

        Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of NuStar Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for NuStar Logistics' obligations under the indentures or the debt securities. In addition, NuStar GP, LLC, the general partner of NuStar Energy's general partner, and the directors, officers, employees and members of NuStar GP, LLC will not have any liability for NuStar Energy's or NuPOP's obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by NuStar Logistics and specified in a prospectus supplement.

        Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by NuStar Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent NuStar Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. NuStar Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. NuStar Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

        NuStar Logistics will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. NuStar Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. NuStar Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, NuStar Logistics will not be required:

  •
  to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  •
  to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security NuStar Logistics is redeeming in part.

Discharging NuStar Logistics' Obligations

        NuStar Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. NuStar Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If NuStar Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

        NuStar Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, NuStar Logistics must deliver to the trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the "IRS") or change in federal income tax law. NuStar Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in NuStar Logistics becoming an investment company in violation of the Investment Company Act of 1940.

The Trustee

  Resignation or Removal of Trustee

        Under provisions of the indentures and the Trust Indenture Act of 1939 governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. NuStar Logistics may appoint a separate trustee for any series of debt securities. The term "trustee" refers to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

  Limitations on Trustee if it is a Creditor of NuStar Logistics

        There are limitations on the right of the trustee, in the event that it becomes a creditor of NuStar Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  Certificates and Opinions to be Furnished to Trustee

        Every application by NuStar Logistics for action by the trustee shall be accompanied by a certificate of certain of NuStar Logistics' officers and an opinion of counsel (who may be NuStar Logistics' counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by NuStar Logistics.

DESCRIPTION OF NUPOP DEBT SECURITIES

        The following description sets forth the general terms and provisions that apply to the debt securities that may be offered by NuPOP. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        The senior debt securities that may be offered by NuPOP will be issued under an indenture, dated February 21, 2001, between NuPOP and Wells Fargo Bank, National Association (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the supplemental indentures thereto (the "Senior Indenture"). If NuPOP issues one or more series of senior debt securities, the terms of the senior debt securities will include those expressly set forth in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939. If NuPOP issues one or more series of subordinated debt securities, it will issue them under a separate indenture containing subordination provisions (the "Subordinated Indenture"). The Senior Indenture and the form of the Subordinated Indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

        You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which a series of debt securities is issued.

General

        Neither indenture limits the amount of debt securities that may be issued thereunder. Debt securities may be issued under the indentures from time to time in separate series, each up to the aggregate amount authorized for such series.

Guarantees

        NuPOP's payment obligations under any series of debt securities will be fully and unconditionally guaranteed by NuStar Energy and NuStar Logistics, jointly and severally. Each of NuStar Energy and NuStar Logistics will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by NuStar Energy and NuStar Logistics.

        Pursuant to the guarantees, each of NuStar Energy and NuStar Logistics will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against NuStar Energy and NuStar Logistics without any need to first enforce any debt securities against NuPOP.

        The guarantees of the senior debt securities:

  •
  will be the unsecured and unsubordinated general obligations of NuStar Energy and NuStar Logistics; and

  •
  will rank on a parity with all of the other unsecured and unsubordinated indebtedness of NuStar Energy and NuStar Logistics.

        If a series of NuPOP subordinated debt securities is guaranteed by NuStar Energy and NuStar Logistics, then the guarantees will be subordinated to the senior debt of NuStar Energy and NuStar Logistics, respectively, to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of NuPOP.

Specific Terms of Each Series of NuPOP Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture (or a resolution of the Board of Directors of NuStar GP, LLC and accompanying officers' certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

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  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate NuPOP to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

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  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

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  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At the option of NuPOP, we may make interest payments, by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by NuPOP for such purposes, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to NuPOP, and the holders of the debt securities must thereafter look only to NuPOP for payment thereof.

Covenants

        A series of NuPOP debt securities may contain certain financial and other covenants applicable to NuPOP and the subsidiaries of NuPOP. A description of any such affirmative and negative covenants will be contained in the prospectus supplement applicable to such series.

The Trustee

        We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to any such series of debt securities.

        We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Events of Default

        Each of the following will be an "Event of Default" under the indentures with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due, continued for 60 days;

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  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption or otherwise;

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  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by NuPOP for 60 days after NuPOP's receipt of notice from the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series to comply with the other agreements contained in the Indenture, any supplement to the indentures or any board resolution authorizing the issuance of that series; or

  •
  certain events of bankruptcy, insolvency or reorganization of NuPOP.

        If an Event of Default occurs and is continuing, the Trustee by notice to NuPOP, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to NuPOP and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest will be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the indentures relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indentures or any series of the debt securities unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series of debt securities is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

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  such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

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  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

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  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the indentures or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indentures provide that if an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Event of Default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as the committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 4 months after the end of each fiscal year, a compliance certificate indicating we have complied with all covenants contained in the indentures or whether any default or Event of Default has occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default, its status and what action we are taking or propose to take with respect to the default.

Amendments and Waivers

        Modifications and amendments to the indentures may be made by NuPOP and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the indentures (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

  •
  reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

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  reduce the rate of or extend the time for payment of interest on any debt securities;

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  reduce the principal of or extend the stated maturity of any debt securities;

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  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed under an optional redemption or any similar provision;

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  make any debt securities payable in other than U.S. dollars;

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  impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

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  release any security that has been granted in respect of the debt securities;

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  waive a redemption payment with respect to a debt security other than as required by a covenant in the applicable supplemental indenture;

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  except as permitted under the indentures or any supplemental indenture, with respect to debt securities that are guaranteed, release any guarantor from its obligations under the indentures or supplemental indenture or under its guarantee or change any guarantee in any manner that would adversely affect the rights of holders of those debt securities; or

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by NuPOP with certain restrictive provisions of the indentures. Subject to certain rights of the Trustee as provided in the indentures, the holders of a majority in aggregate principal amount of debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the indentures (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indentures cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

        Without the consent of any holder, we and the Trustee may, among other things, amend the indentures to:

  •
  cure any ambiguity, defect, omission, error or inconsistency;

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  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of NuPOP under the indentures;

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  make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate Trustee;

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  comply with any requirement of the SEC in connection with the qualification of the indentures under the Trust Indenture Act of 1939; or

  •
  add any additional Events of Default.

        The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indentures becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        At any time we may terminate the obligations of NuPOP under a series of debt securities and the indentures in a "legal defeasance." If we choose to terminate the obligations of NuPOP in a legal defeasance, the holders of the debt securities of the series will not be entitled to the benefits of the related indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. At any time we may terminate the obligations of NuPOP under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series (other than as described in such prospectus supplement) in a "covenant defeasance."

        We may exercise NuPOP's legal defeasance option notwithstanding NuPOP's prior exercise of NuPOP's covenant defeasance option. If we exercise NuPOP's legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise NuPOP's covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under "Events of Default" above.

        In order to exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be (a "defeasance trust") and must comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the prospectus supplement relating to such series. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of the indebtedness of NuPOP that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money borrowed by NuPOP including any guarantee of a NuPOP debt security by NuStar Energy or NuStar Logistics, provided that these obligations are not expressed to be subordinate or junior in right of payment to any of the other indebtedness of NuPOP.

        Upon any payment or distribution of NuPOP's assets or upon a total or partial liquidation or dissolution of NuPOP, or in a bankruptcy, receivership or similar proceeding relating to NuPOP, the holders of Senior Indebtedness of NuPOP shall be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness.

        We may not make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by NuPOP's delivery of subordinated debt securities to the

Trustee in satisfaction of NuPOP's sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which, unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, will include indebtedness for borrowed money under a bank credit agreement ("Bank Indebtedness") and any other specified issue of Senior Indebtedness of at least $100 million or other indebtedness of borrowed money that we may designate). During the continuance of any default (other than a default described in clause (a) or (b) above), with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period, the "Payment Blockage Period," commencing on the receipt by NuPOP and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, a "Blockage Notice." The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and to NuPOP from the person or persons who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of Senior Indebtedness shall have accelerated the maturity thereof, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        By reason of the subordination, in the event of insolvency, the creditors of NuPOP who are holders of Senior Indebtedness, as well as certain of the general creditors of NuPOP, may recover more, ratably, than the holders of the subordinated debt securities.

Governing Law

        The indentures provide that they and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, NuStar Energy, NuStar Logistics or NuPOP, as the case may be, will issue to investors securities, other than NuStar Energy common units, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company ("DTC"). We have been informed by DTC that its nominee will be Cede & Co ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

        No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

        DTC has informed us that it is:

  •
  a limited-purpose trust company organized under New York banking laws;

  •
  a "banking organization" within the meaning of the New York banking laws;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the Securities Exchange Act of 1934.

        DTC has also informed us that it was created to:

  •
  hold securities for "participants;" and

  •
  facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

        Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

        Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

        Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

        According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

        Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered;

  •
  we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

  •
  in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

        Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

        If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

        Except as described above:

  •
  a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

  •
  DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

        None of us, the trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

 MATERIAL TAX CONSEQUENCES

        This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Paul Hastings LLP, counsel to our general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "NuStar Energy" are references to NuStar Energy L.P.

        The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons, (including, without limitations, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts ("IRAs"), real estate investment trusts ("REITs"), employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Paul Hastings LLP and are based on the accuracy of the representations made by us and our general partner.

        No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes or any matter affecting prospective unitholders. Instead, we will rely on opinions and advice of Paul Hastings LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Paul Hastings LLP has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining, exploration, production, refining, processing, transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Paul Hastings LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes. Instead, we will rely on the opinion of Paul Hastings LLP on such matters. It is the opinion of Paul Hastings LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnerships will be disregarded as entities separate from us or classified as partnerships for federal income tax purposes.

        In rendering its opinion, Paul Hastings LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Paul Hastings LLP has relied include:

  (a)
  Neither we nor any of our operating partnerships has elected nor will elect to be treated as a corporation; and

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income that Paul Hastings LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Paul Hastings LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of NuStar Energy will be treated as partners of NuStar Energy for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of NuStar Energy for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Items of our income, gain, loss or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in NuStar Energy for federal income tax purposes. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in NuStar Energy for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections," we do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or certain closely held corporate unitholders, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or a unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) the difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us, together referred to in this discussion as the "Contributed Property." These allocations are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity." The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) allocations," similar to the Section 704(c) allocations described above, will be made to all persons who are holders of partnership interests immediately prior to such issuance or other transaction to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Paul Hastings LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election," "—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated as a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Paul Hastings LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Beginning on January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Paul Hastings LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us immediately prior to the time we issue units in an offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in-service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our non-recourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Paul Hastings LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders.

        Our counsel, Paul Hastings LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Paul Hastings LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a one percent profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Additional Withholding Requirements.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specifically defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        These rules will generally apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  a statement regarding whether the beneficial owner is:

            1.     a person that is not a U.S. person;

            2.     a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

            3.     a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority;" or

  (2)
  as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," but we believe that neither we nor our investments, plans or arrangements constitute a tax shelter.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any proposed legislation could potentially affect us and may, if enacted, be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term "tax shelter" has a different meaning for this purpose than under the penalty rules described above at "—Accuracy-Related Penalties."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign tax returns, as well as U.S. federal tax returns, that may be required of him. Paul Hastings LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN NUSTAR ENERGY BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), restrictions imposed by Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Plans that are governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar prohibitions under other applicable Similar Laws.

        Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan or other arrangement that is subject to Similar Laws (each of which we refer to as a "Plan") to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, that Plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after-tax investment return. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" beginning on page 60; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        In addition, the person who has discretionary authority or control over the management or disposition of the assets of a Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the Plan that is covered by ERISA or the Internal Revenue Code. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        The U.S. Department of Labor regulations, as amended by Section 3(42) of ERISA, provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

        We expect that our assets should not be considered "plan assets" under these regulations because the investment in our common units will satisfy the requirements in the first bullet point above.

        The foregoing discussion is general in nature and not intended to be all-inclusive. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and other Similar Laws in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA, the Internal Revenue Code or other Similar Laws. The acquisition, holding and, to the extent relevant, disposition of common units by any Plan is in no respect by us or any of our affiliates or representatives a determination or representation that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

 LEGAL MATTERS

        The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Paul Hastings LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements of NuStar Energy L.P. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$300,000,000

NuStar Logistics, L.P.

6.750% Senior notes due 2021
Fully and unconditionally guaranteed by
NuStar Energy L.P. and NuStar Pipeline
Operating Partnership L.P.

Prospectus supplement

Joint Book-Running Managers

J.P. Morgan
Mizuho Securities
SunTrust Robinson Humphrey

Senior Co-Managers

Barclays	Deutsche Bank Securities	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Morgan Stanley	US Bancorp

Co-Managers

BB&T Capital Markets	BBVA Securities		BNP PARIBAS
Comerica Securities	Credit Suisse	RBS	SMBC Nikko

Dated August 14, 2013